UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Nexstar Media Group, Inc.

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2019 Annual Meeting of Stockholders │ Meeting Notice │ Proxy Statement

proxy

YOUR VOTE IS IMPORTANT

NEXSTAR MEDIA GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nexstar Media Group, Inc. (the “Annual Meeting”) will be held at Nexstar Media Group, Inc.’s principal executive offices at:

Nexstar Media Group, Inc.

The Summit

545 E. John Carpenter Freeway

Suite 120

Irving, Texas 75062

Wednesday, June 5, 2019

10:00 a.m., Central Daylight Time

The Annual Meeting will be held for the following purposes:

1.	To elect directors to serve as Class I directors for a term of three years.
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.
3.	To conduct an advisory vote on the compensation of our Named Executive Officers.
4.	The approval of our 2019 Long-Term Equity Incentive Plan.
5.	To transact any other business which may properly come before the meeting.

Nexstar Media Group, Inc. is mailing this Proxy Statement and the related proxy on or about May 3, 2019 to its stockholders of record on April 22, 2019. Only stockholders of record at that time are entitled to receive notice of or to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Annual Meeting and for ten days prior to the Annual Meeting during ordinary business hours at 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

By Order of the Board of Directors

/s/ Elizabeth Ryder

Elizabeth Ryder
Secretary

April 26, 2019

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2019:

The Proxy Statement and the Company’s 2018 Annual Report on Form 10-K are available at

http://www.astproxyportal.com/ast/13194/

PROXY STATEMENT TABLE OF CONTENTS

VOTING MATTERS

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nexstar Media Group, Inc., a Delaware corporation (“Nexstar,” the “Company,” “our,” “us,” or “we”), of proxies for use at Nexstar’s Annual Meeting of Stockholders to be held, pursuant to the accompanying Notice of Annual Meeting, on Wednesday, June 5, 2019 at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Actions will be taken at the Annual Meeting to (1) elect directors to serve as Class I directors for a term of three years; (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019; (3) advise the Board of Directors on the compensation of our Named Executive Officers; (4) approve our 2019 Long-Term Equity Incentive Plan; and (5) transact any other business which may properly come before the meeting.

Shares of Nexstar common stock, par value $0.01 (“Common Stock”), represented by a properly executed proxy that are received by Nexstar prior to the Annual Meeting, will, unless revoked, be voted as directed in the proxy. If a proxy is signed and returned, but does not specify how the shares represented by the proxy are to be voted, the proxy will be voted (i) FOR the election of the nominees named therein; (ii) FOR PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm in 2019; (iii) FOR the approval, by non-binding vote, of executive compensation; (iv) FOR the approval of the 2019 Long-Term Equity Incentive Plan; and (v) in such manner as the persons named in your proxy card shall decide on any other matters that may properly come before the Annual Meeting.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about May 3, 2019.

Voting Securities

Stockholders of record on April 22, 2019 may vote at the Annual Meeting. On that date, there were 46,091,091 shares of Class A Common Stock outstanding and no shares of Class B Common Stock, Class C Common Stock or Preferred Stock outstanding. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to 10 votes per share. Holders of our Class C Common Stock and Preferred Stock have no voting rights. Under the Company’s By-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. There is no cumulative voting. Abstentions, withhold votes and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors and the approval of executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Voting Instructions

Stockholders of record may vote their proxies by signing, dating and returning the enclosed Proxy Card. If no instructions are indicated, the shares represented by such proxy will be voted according to the recommendations of the Board of Directors. Each proxy that is properly received by Nexstar prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions given on such proxy. Any stockholder giving a proxy prior to the Annual Meeting has the power to revoke it at any time before it is voted by a written revocation received by the Secretary of Nexstar or by executing and returning a proxy bearing a later date. Any stockholder of record attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the mere presence of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name, including shares held in a brokerage account, will need to obtain a legal proxy from the record holder of such shares to vote in person at the Annual Meeting.

Votes Necessary to Approve Proposals

•	Proposal 1: Election of Class I Directors

The election of directors requires a plurality of the votes cast, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. For the proposal to elect directors, withhold votes and broker non-votes will not affect the outcome of such vote, because withhold votes and broker non-votes are not treated as votes cast.

•	Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast and will have no effect on the voting results.

•	Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers

This vote is advisory only and non-binding to the Board of Directors. The Board of Directors will receive the count of votes cast and expects to consider the results of the vote, along with other relevant factors, in its assessment of executive compensation. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast and will have no effect on the voting results.

•	Proposal 4: Approval of the 2019 Long-Term Equity Incentive Plan

The approval of our 2019 Long-Term Equity Incentive Plan requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast or shares voting on this matter and will have no effect on the voting results.

PROPOSAL 1 – ELECTION OF CLASS I DIRECTORS

Our By-laws provide for a classified Board of Directors, divided into three staggered classes – I, II and III. The terms of office for each of these classes are scheduled to expire on the date of our annual stockholders’ meeting in 2019, 2020 and 2021, respectively. At the 2019 Annual Meeting, all of our class I directors are up for election.

The Board of Directors has nominated Messrs. Dennis J. FitzSimons and C. Thomas McMillen and Ms. Lisbeth McNabb as nominees for election as our class I directors. Once elected, each of our class I directors’ terms will expire on the date of our 2022 annual stockholders’ meeting. The persons named in the enclosed proxy will vote to elect as class I directors the nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies therein will vote to elect as Directors the nominees named below.

The Board of Directors recommends a vote FOR the selection of Messrs. Dennis J. FitzSimons and C. Thomas McMillen and Ms. Lisbeth McNabb to the Board of Directors.

Principal Occupation and Business Experience
Dennis J. FitzSimons

Mr. FitzSimons was appointed a member of the Board of Directors of Nexstar effective in January 2017. Mr. FitzSimons has served since 2004 as Chairman of the Chicago-based Robert R. McCormick Foundation, a charitable organization with extensive assets. Prior to that, Mr. FitzSimons was the Chief Executive Officer of Tribune Company from 2003 to 2007 and Chairman from 2004 to 2007, stepping down upon completing the sale of the company. In December 2008, Tribune Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and emerged from the related bankruptcy proceedings in December 2012. Mr. FitzSimons began his 25-year career at Tribune in 1982, spending his first 17 years in the broadcast division in positions of increasing responsibility, including General Manager of WGN-TV, Chicago, and President/Chief Executive Officer of Tribune Broadcasting. He was appointed Executive Vice President of Tribune Company in January 2000, with responsibility for the company's broadcasting, publishing and digital groups, as well as the Chicago Cubs Major League Baseball team. He was elected to the Tribune Company board of directors in 2000 and named President and Chief Operating Officer in July 2001 before becoming CEO in January 2003 and Chairman in January 2004. He started his media career at Grey Advertising in New York.

Mr. FitzSimons is a Trustee of both Northwestern University and Chicago’s Museum of Science and Industry. From 2009 until January 2017, Mr. Fitzsimons served on the board of directors of Media General as Chairman of Media General’s Compensation Committee and a member of the Audit Committee. He also served in the board of directors and was a member of the audit committee and the compensation committee, of Time, Inc. from 2014 until its sale to Meredith Corporation in January 2018. Mr. FitzSimons also chaired the Media Security and Reliability Council for the U.S. Federal Communications Commission from 2002 to 2004 and served as a Director of The Associated Press from 2004 to 2007.

Mr. FitzSimon’s qualifications to serve on Nexstar’s Board of Directors include his extensive experience as the Chief Executive Officer of a publicly traded company in the broadcast industry, as well as a member of the audit committee and compensation committee of several publicly traded companies. His service on the boards of public companies allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Principal Occupation and Business Experience
C. Thomas McMillen

Mr. McMillen has served as a director of Nexstar since July 2014 and is currently a member of the Board’s Nominating and Corporate Governance Committee. Mr. McMillen currently serves as Chief Executive Officer and President of the LEAD1 Association (formerly the DIA Athletic Directors Association) since September 2015. He has also served on the board of RCS Capital Corporation from May 2013 to May 2016. In January 2016, RCS Capital Corporation filed for Chapter 11 bankruptcy protection in United States Bankruptcy Court for the District of Delaware under a prearranged plan with the consent of the majority of its creditors. Mr. McMillen served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board from August 2005 and served as its President from July 2011 to February 2014. From May 2011 to July 2013, Mr. McMillen served as Chairman of the National Foundation on Fitness, Sports and Nutrition, a Congressionally authorized foundation where he currently serves as Treasurer. From 2010 to 2012, Mr. McMillen was the sole member and manager of NVT License Holdings, LLC (commonly known as New Vision Television), a Delaware limited liability company, which was the indirect parent and controlling entity of several other limited liability companies which held the Federal Communications Commission licenses for eight full power and two low power television stations in eight different television markets. From April 2007 until June 2015, he served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK), and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar.

Mr. McMillen’s qualifications to serve as a director of Nexstar include his over 28 years of political, business and sports experience and leadership. During his career, he has been an active investor, principal and board member in companies in the cellular, paging, healthcare, motorcycle, environmental technology, broadcasting, real estate and insurance industries.

Principal Occupation and Business Experience
Lisbeth McNabb

Ms. McNabb has served as a director of Nexstar since May 2006 and is the chair of the audit committee.   Ms. McNabb is the Chief Financial Officer and Chief Operating Officer of Linux Foundation since 2018, the organization of choice for the world's top developers and companies to build and advance open source technology.  Ms. McNabb was interim Chief Financial Officer for Illuminate Education in 2017 and founder of DigiWorksCorp, a Digital and Data Analytics company, for Retail and enterprise companies, where she served as President from 2012 to 2015. Chairman and founder of w2wlink.com, a professional women’s online membership community, from March 2007 to 2015. Ms. McNabb is the former Chief Financial Officer of Match, a global online dating company, where she was employed from 2005 through 2006. Prior to joining Match, Ms. McNabb served as Senior Vice President of Finance and Planning for Sodexo, an on-site food service and facilities management company, from 2000 to 2005. Prior to that she held innovation, finance and strategy leadership roles with PepsiCo Frito-Lay, American Airlines, AT&T and JP Morgan Chase. Ms. McNabb currently serves as a board member of non-profit International Women’s Forum, Bay Area and is on the advisory boards of technology companies, and the University of Nebraska. Previously Ms. McNabb served as a director and chair of the audit committee of Tandy Brands and served on the advisory board of American Airlines, Southern Methodist Cox School of Business, Dallas Chapter of Financial Executives International, Sammons Art Center, 4Word and The Family Place. After Ms. McNabb’s tenure as a director of Tandy Brands in March 2014, Tandy Brands filed for bankruptcy protection in United States Bankruptcy Court for the Northern District of Texas.

Ms. McNabb’s brings to Nexstar’s Board of Directors her leadership skills in entrepreneurial and executive roles in media, digital and technology companies and extensive strategy, analytics, operations, finance and marketing experience in a wide range of industries and in marketing to women and diversity. In addition to her leadership experience in digital companies, Ms. McNabb also has had financial leadership roles.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1997. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2019 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking stockholders to cast an advisory, non-binding vote on the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is non-binding, the Board of Directors values the opinions of Nexstar’s stockholders and expects to consider the outcome of the vote, along with other relevant factors, when making future compensation decisions. Following the results of the shareholder advisory vote on the frequency of executive compensation voting at the 2017 annual meeting, the Company’s Board of Directors has approved the Company holding the stockholder advisory vote on the compensation of the Company’s Named Executive Officers annually until the next vote on the frequency of the advisory vote on executive compensation.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Nexstar’s circumstances.

The Board of Directors is asking Nexstar’s stockholders to indicate their support for the compensation of its Named Executive Officers. The Board of Directors believes that the information provided in the Proxy Statement demonstrates that Nexstar’s executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with its stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement.

The Board of Directors believes, based on the analysis and recommendations performed by the Compensation Committee, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, that it has provided a reasonable compensation structure for the Company’s Named Executive Officers, in order to align their personal interests with that of the Company and to attract and retain their talent. The Board of Directors recommends that the stockholders vote FOR such compensation.

PROPOSAL 4 – APPROVAL OF THE 2019 LONG-TERM EQUITY INCENTIVE PLAN

Subject to approval by the stockholders, our Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors, has approved our 2019 Long-Term Equity Incentive Plan (the “2019 Plan”).

The Board of Directors believes that the approval of the 2019 Plan is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

The Company believes that incentives and share-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2019 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains two equity compensation plans: The 2015 Long-Term Equity Incentive Plan (the “2015 Plan”) and the 2012 Long-Term Equity Incentive Plan (the “2012 Plan”, together with the 2015 Plan, the “Prior Plans”), which provide for the grant of stock options, stock appreciation rights (“SARs”), restricted stock and performance awards. As of April 22, 2019, the number of shares to be issued upon exercise or vesting of outstanding awards under our Prior Plans are as follows:

Total number of stock options outstanding	1,728,565	(1)
Total number of unvested time-based restricted stock units	1,175,626
Total number of unvested performance-based RSUs	208,335
Total outstanding and unvested awards	3,112,526
Shares available for future grants	407,729

(1)	The weighted average exercise price of the outstanding stock options is $22.10 and the weighted average remaining contractual term is 3.79 years.

As of April 22, 2019, the Company had 46,091,091 shares of Class A common stock outstanding.

The Board of Directors approved the 2019 Plan based, in part, on a belief that the number of shares currently available under the 2019 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives.

The following summary of the material terms of the 2019 Plan is qualified in its entirety by reference to the complete text of the 2019 Plan, which is attached as Annex A and incorporated by reference into this proposal.

Summary of Material Terms of the 2019 Plan

Purpose

The 2019 Plan is intended to (i) provide certain directors, employees and consultants who perform services for, or to whom an offer of employment has been extended by, Nexstar and its subsidiaries with incentives to maximize stockholder value and otherwise contribute to the long-term success of Nexstar and (ii) enable Nexstar to attract, retain and reward the best available persons for positions of responsibility.

Shares Available For Awards

Subject to adjustment as provided in the 2019 Plan, the maximum number of shares of our Class A Common Stock that may be issued under all stock-based awards made under the 2019 Plan will be 3,100,000 shares. If any grant under the 2019 Plan, or, shares subject to any award granted under the Prior Plans on or after January 1, 2019, expires or terminates unexercised, becomes unexercisable, or is forfeited, such Shares will generally be available for future grants under the 2019 Plan. The number of shares available for issuance under the 2019 Plan will not be increased by the number of shares: (i) tendered by the participant or withheld by Nexstar in payment of the purchase price of an option under the 2019 Plan or granted on or after January 1, 2019 under the Prior Plans, (ii) tendered by the participant or withheld by Nexstar to satisfy any tax withholding obligations with respect to any grant under the 2019 Plan or granted on or after January 1, 2019 under the Prior Plans, (iii) subject to a SAR under the 2019 Plan or granted on or after January 1, 2019 under the Prior Plans, that are not issued in connection with its stock settlement on exercise thereof, and (iv) reacquired by Nexstar on the open market or otherwise using cash proceeds from the exercise of options under the 2019 Plan or granted on or after January 1, 2019 under the Prior Plans.

The Compensation Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our Common Stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2019 Plan.

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of common stock under the 2019 Long-Term Equity Incentive Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2019 Long-Term Equity Incentive Plan by our stockholders.

Participants

Directors (including non-employee directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its subsidiaries, is eligible to receive an award under the 2019 Plan. As of April 22, 2019, eight non-employee directors, zero consultants and 9,200 employees were eligible as a class to be selected by the Compensation Committee to receive awards under the 2019 Plan. Each individual to whom a grant is made under the 2019 Plan will enter into a written agreement with the Company that will contain, among other provisions, vesting requirements, award restrictions and the duration of such restrictions. Unless the Compensation Committee determines otherwise and except in certain occurrences of termination or Change of Control, no award under the 2019 Plan may be exercised and no award restrictions may lapse within 12 months from the date of grant. The Compensation Committee may accelerate vesting in connection with a change of control of the Company. Each individual to whom a grant is made under the 2019 Plan will enter into a written agreement with the Company that will contain, among other provisions, vesting requirements, award restrictions and the duration of such restrictions.

Administration

The 2019 Plan generally will be administered by the Compensation Committee, consisting of two or more directors of the Company. Each director will be required to qualify as an “independent director” under the NASDAQ Stock Market listing rules and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act. The Compensation Committee may delegate to a designated officer the power and authority to grant awards to nonexecutive employees.  In addition, for purposes of any award granted under the Prior Plans that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, each member of the Compensation Committee will also be an “outside director” within the meaning of Section 162(m) of the Code.

The Compensation Committee will administer the 2019 Plan and will have full power and authority to : (i) select persons to participate in the 2019 Plan, (ii) determine the form and substance of grants made under the 2019 Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the 2019 Plan, (v) interpret the 2019 Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the 2019 Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the 2019 Plan as it may deem appropriate.

New Plan Benefits

No awards have been granted, and no specific plans have been made for the grant of future awards, under the 2019 Plan. The grant of any awards under the 2019 Plan will be at the discretion of the Compensation Committee, as will the terms and number of awards to be granted in the future. Since no such determinations regarding the grant of awards have yet been made, the benefits or amounts that will be received by or allocated to the Company’s Named Executive Officers, executive officers as a group, non-employee directors as a group, and all other employees cannot be determined at this time.

The following table, however, sets forth the aggregate value of benefits or amounts that would have been received by or allocated to each of the following persons or groups, in each case, under the 2019 Plan with respect to fiscal year 2018 if the 2019 Plan had been in effect, in each case, based on awards made under the Prior Plans.

	Dollar Value	Number of
Name and Positions	($)(1)	Shares (#)(2)
Perry A. Sook President, Chief Executive Officer and Director	$10,068,856	150,000
Thomas E. Carter Chief Financial Officer and Executive Vice President	3,356,285	50,000
Timothy C. Busch President, Nexstar Broadcasting, Inc.	3,356,285	50,000
Gregory R. Raifman President, Nexstar Digital LLC	2,349,400	35,000
Brian Jones Executive Vice President, Chief Operating Officer, Nexstar Broadcasting, Inc.	996,419	15,000
Named Executive Officers (as a group)	20,127,245	300,000
Non-Employee Directors and Executive Officers other than Named Executive Officers (as a group)	4,317,817	65,000

(1)	Based on the grant date fair value of the 2018 stock awards.
(2)	Such shares comprise of restricted stock units granted during 2018.

Market Price of Shares

The closing price of a share of Common Stock on April 22, 2019 was $113.80. Generally, for so long as the shares of stock remain listed on the NASDAQ Stock Market, the fair market value of a share of stock on an award grant date, or on any other date for which fair market value is required to be established under the 2019 Plan, will be the closing price of the shares of stock as reported on the NASDAQ Stock Market on such date (or if no selling price is quoted, the bid price).  If the shares of stock cease to be listed on the NASDAQ Stock Market or another established national or regional stock exchange or traded on another established securities market, the Compensation Committee will determine the fair market value of a share of stock in good faith.

Types of Awards and Terms and Conditions

The 2019 Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);
•	stock appreciation rights;
•	restricted stock and restricted stock units (“RSUs”); and
•	performance awards of cash or stock.

Stock Options. The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The exercise price per share of each option granted under the 2019 Plan may not be less than 100%, or 110% in the case of an incentive stock option granted to a ten percent stockholder, of the fair market value of a share of stock on the option grant date.  Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired.  Unless otherwise determined by the Compensation Committee,  payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares with a fair market value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Compensation Committee of shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by Nexstar withholding from issuance a number of shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of common stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing.

Stock Appreciation Rights. SARs may be granted in conjunction with all or a part of any option or other award granted under the 2019 Plan, or without regard to any option or other award. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR. The strike price of a SAR may not be less than the fair market value of a share of stock on the grant date.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends or dividend equivalents with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The Compensation Committee may grant the right to receive dividend equivalents in respect of each share of our Common Stock subject to any restricted stock unit.  In the event dividend equivalents are granted on an award of restricted stock units, any dividend equivalent will be delivered to the recipient, if at all, solely upon and to the extent any vesting conditions applicable to the restricted stock units to which such dividend equivalents relate are satisfied.

Performance Awards. The Compensation Committee may grant performance awards under the 2019 Plan. A performance award may be denominated or payable in cash, stock (including restricted stock and restricted stock units), other securities, other awards or other property, and confers on the holder the right to receive payments, in whole or in part, upon the achievement of one or more performance goals during a performance period as established by the Compensation Committee. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the Compensation Committee.

Minimum Vesting Conditions

Each award granted under the 2019 Plan must be subject to a minimum vesting period of at least one year or, for any non-employee director recipient, the next annual meeting of the Board (if earlier); provided, that up to 5% of the maximum number of shares available for issuance under the 2019 Plan (as may be adjusted in accordance with the 2019 Plan) and any dividends or dividend equivalents issued in connection with any award granted under the 2019 Plan will not be subject to the minimum vesting restrictions (or count towards the 5% exclusion).  Notwithstanding the minimum vesting noted, the Compensation Committee may accelerate the vesting of any award upon the occurrence of a specific event, such as a termination of a recipient’s employment or service or a Change in Control or other corporate transaction.

Participant Limitations

Participants under the 2019 Plan will be subject to the following individual participant limitations (or two times such applicable amount limitations with respect to the year in which the participant commences employment), in each case, subject to adjustment in accordance with the terms of the 2019 Plan:

(i) During any fiscal year, the maximum number of shares subject to any award of options, SARs, Restricted Stock Units or restricted stock awards (in the latter two cases, for which the grant of such award or the lapse of the relevant restricted period is subject to the attainment of Performance Goals), that may be granted under the 2019 Plan, on a per award type basis, to any participant, will be 500,000 shares.

(ii) During any twelve month period, the maximum number of shares subject to any performance awards that may be earned by any participant under the 2019 Plan will be 500,000 Shares.

(iii) During any twelve month period, the maximum value of a cash payment earned with respect to a performance award granted, per award type, will be $15,000,000.

(iv) The maximum grant date fair value of any award granted to any non-employee director during any calendar year will not exceed $500,000.  This limit applies to awards granted under the 2019 Plan only and does not include shares granted in lieu of all or any portion of such director’s cash retainer fees.

Change in Control

The 2019 Plan contains provisions, which are described below, that provide for adjustments to the terms of some types of outstanding awards upon the occurrence of specified kinds of corporate transactions, including transactions that would be deemed to constitute a Change in Control of the Company within the meaning of the 2019 Plan, as described below, which we refer to as a “Change in Control.”

The 2019 Plan defines a “Change in Control” to mean:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of Nexstar’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election by the Board of Directors or nomination for election by Nexstar’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof;

(iii) the stockholders approve and subsequently consummate a merger or consolidation of Nexstar or a subsidiary with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of Nexstar outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Nexstar (or the entity surviving any merger with Nexstar) or a direct or indirect parent corporation of Nexstar (or the entity surviving any merger with Nexstar)) outstanding immediately after such merger or consolidation or (B) by which the corporate existence of Nexstar is not affected and following which Nexstar’s chief executive officer and directors retain their positions with Nexstar (and constitute at least a majority of the Board of Directors); or

(iv) the stockholders approve and effectuate a plan of complete liquidation of Nexstar or an agreement for the sale or disposition by Nexstar of all or substantially all of Nexstar’s assets.

Notwithstanding the foregoing, with respect to any award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the 2019 Plan for purposes of payment of the award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

Unless otherwise provided in a participant’s award agreement, if there is a Change in Control where outstanding awards are assumed in connection with the Change in Control, and a participant’s employment is thereafter terminated for Good Reason or without Cause, or upon death or Disability (as such terms are defined in the 2019 Plan), then all of the participant’s awards (other than performance awards) will become immediately fully vested and, in the case of options and SARs, exercisable for up to the later of 90 days after the date of termination or the expiration date of the award. Furthermore, a participant who has been granted a performance award will earn no less than the portion of the performance award that he would have earned if the applicable performance cycle had terminated on the date of the Change of Control. In the event of any merger, consolidation or other reorganization in which Nexstar is not the surviving or continuing corporation or in which a Change in Control is to occur, all of Nexstar’s obligations regarding options, SARs, performance awards, and restricted stock that were granted under the 2019 Plan and that are outstanding on the date of such event shall, on such terms as may be approved by the Compensation Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash) equal to the intrinsic value of such award.

Additionally, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control above, the Compensation Committee may, in its discretion, (i) cancel any or all outstanding options or SARs under the 2019 Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options or SARs had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option or SAR holders pursuant to such transaction if their options or SARs had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind.

Duration, Amendment and Termination

No awards may be made after ten years from the earlier of the date of adoption of the 2019 Plan by the Board of Directors, the date of stockholder approval or any earlier date of discontinuation or termination established pursuant to the 2019 Plan. However, awards granted under the 2019 Plan prior to expiration may extend beyond the expiration of the 2019 Plan.

The Board of Directors or the Compensation Committee may amend or terminate the 2019 Plan without the consent of the stockholders, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of any exchange on which the Company’s common stock is then listed.

Clawback or Recoupment of Awards

All awards under the 2019 Plan will be subject to forfeiture and/or penalty conditions determined by the Compensation Committee and set forth in the award agreement, including recovery under any law, government regulation or stock exchange listing requirement.

Blackout Periods

Nexstar has the authority under the 2019 Plan to establish any “blackout” period that it deems necessary or advisable with respect to any and all awards in accordance with Nexstar’s insider trading policy.

Prohibition on Repricing Awards

Without the approval of our stockholders, the Compensation Committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our Common Stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2019 Plan.

Federal Income Tax Consequences

The following summarizes the federal income tax consequences of awards that may be granted under the 2019 Plan.

Incentive Stock options. An optionholder will not realize taxable income upon the grant of an incentive stock option under the 2019 Plan. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. An optionholder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the incentive stock option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the incentive stock option. Further, except in the case of an optionholder’s death or disability, if an option is exercised more than three months after the optionholder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options, as summarized below.

If an optionholder sells the shares of stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying disposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the optionholder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an optionholder engages in a disqualifying disposition, Nexstar will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, Nexstar will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

If an optionholder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the optionholder acquired the shares being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

Nonqualified Stock options. An optionholder will not realize taxable income upon the grant of a nonqualified stock option. When an optionholder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will constitute compensation income taxable to the optionholder.

If an optionholder tenders shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option. In such an event, the optionholder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received upon the exercise of the option will be taxed as ordinary income, just as if the optionholder had paid the exercise price in cash.

Restricted Stock. A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award if the shares of stock are subject to restrictions (that is, the restricted stock are nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year in which the restrictions lapse.

Dividend Equivalents Rights. Grantees under the 2019 Plan who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award.

Stock Units and Performance-Based Awards. A distribution of shares of stock or a payment of cash in satisfaction of stock units or a performance-based award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the grantee. The amount taxable as ordinary income is the aggregate fair market value of the shares of stock determined as of the date they are received or, in the case of a cash award, the amount of the cash payment.

Stock appreciation rights. The grant of SARs will not result in taxable income to the grantee or a deduction to Nexstar. Upon exercise of a SAR, the grantee will recognize ordinary income in an amount equal to the cash or the fair market value of the shares of stock received by the grantee.

Tax Withholding. Payment of the taxes imposed on awards made under the 2019 Plan may be made by withholding from payments otherwise due and owing to the grantee.

DIRECTORS

The current directors of the Company are:

	Independent	Age	Nexstar Position
Perry A. Sook		61	Chairman, President, Chief Executive Officer and Class III Director
Geoff Armstrong	✔	61	Class III Director
Jay M. Grossman	✔	59	Class III Director
Dennis A. Miller	✔	61	Class II Director
John R. Muse	✔	68	Class II Director
I. Martin Pompadur	✔	83	Class II Director
Dennis J. FitzSimons	✔	68	Class I Director
C. Thomas McMillen	✔	66	Class I Director
Lisbeth McNabb	✔	58	Class I Director

Perry A. Sook has served as the Chairman of Nexstar’s Board of Directors, President and Chief Executive Officer and as a director since its inception in 1996. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group. Mr. Sook currently serves as Chairman of the CBS Affiliates Board and The Ohio University Foundation Board. He is also a Board Member of the National Association of Broadcasters, Broadcasters Foundation of America and the Television Bureau of Advertising, where he also previously served as Chairman of the Board of Directors.

Mr. Sook brings to Nexstar’s Board of Directors his demonstrated leadership skills and extensive operating executive experience acquired in several communication and media businesses. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

Geoff Armstrong has served as a director of Nexstar since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Urban One (formerly Radio One) since June 2001 and May 2002, respectively. Mr. Armstrong has also served on the board of directors of SFXii Entertainment, Capstar Broadcasting Corporation, AMFM and SFX Broadcasting.

Mr. Armstrong brings to Nexstar’s Board of Directors his extensive experience as the Chief Executive Officer of several publicly traded companies in the broadcast and communications industry, as well as a member of the audit committee of several publicly traded companies. His service on the boards of public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Jay M. Grossman has served as a director of Nexstar since 1997 and was its Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman serves as Managing Partner and Co-Chief Executive Officer at ABRY Partners, LLC (“ABRY”), which he joined in 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Hometown Cable, Grande Communications Networks and RCN Telecom Services. Previously, Mr. Grossman served on the board of directors of a wide variety of companies including Atlantic Broadband, Q9 Networks, Sidera Networks, WideOpenWest Holdings, Consolidated Theaters, Country Road Communications, Monitronics International, Caprock Communications, Cyrus One Networks, Executive Health Resources and Hosted Solutions.

Mr. Grossman brings to Nexstar’s Board of Directors his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. His prior experience with media and entertainment transactions offers a unique viewpoint as a director. He also oversaw the integration of two middle-market communications companies with differing operations and networks. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on corporate governance, compensation and operating issues facing corporations today.

Dennis A. Miller has served as a director of Nexstar since February 2014. From 2013 until April 2014, Mr. Miller served as President of Operations for TV Guide Network, a highly distributed entertainment network owned by CBS Corporation and Lionsgate Entertainment Corporation. From 2011 to 2013, Mr. Miller was as an independent consultant to MediaLink and Lionsgate. From 2005 to 2011, Mr. Miller was a General Partner at Spark Capital, a venture fund with an investment focus on the conflux of the media, entertainment and technology industries. Prior to joining Spark Capital, Mr. Miller served as Managing Director for Constellation Ventures, the venture arm of Bear Stearns. His portfolio of investments included CSTV (sold to CBS), TVONE (sold to Comcast and Radio One), Capital IQ (sold to McGraw Hill) and K12, which went public in 2007. Before focusing on venture capital investing, Mr. Miller served as Executive Vice President of Lionsgate, a global entertainment company with motion picture, television, home entertainment and digital media operations, which he joined in 1998. From 1995 to 1998, Mr. Miller was the Executive Vice President of Sony Pictures Entertainment, a global motion picture, television and entertainment production and distribution company. He was Executive Vice President of Turner Network Television from 1991 to 1995, during the cable channel’s early inception. From 1990 to 1995, Mr. Miller was Executive Vice President of Turner Network Television. Mr. Miller began his career as an attorney with Manatt, Phelps, Rothenberg and Phillips in Los Angeles. He holds a Juris Doctorate from Boalt Law School and a B.A. in political science from the University of California at San Diego. Mr. Miller currently serves as Chairman of Industrial Media.

Mr. Miller brings to Nexstar’s Board of Directors his over 25 years of knowledge and experience in numerous early-stage and established media, entertainment and technology companies.

John R. Muse was appointed a member of the Board of Directors of Nexstar effective in January 2017. From 2014 until January 2017, Mr. Muse served in the board of directors of Media General, Inc. (“Media General”). He has over 25 years of experience in private equity and is currently the chair of the Lucchese, Inc. and Free Flow Wines, a leading packaging and logistics company serving the wine on tap segment. He is also on the board of directors of Dean Foods (public) and CSM Bakery Solutions (private). His philanthropic interests in education, community and human services have inspired him to serve on the Board of Visitors for the UCLA Anderson School of Management and the Klyde Warren Park Board. John received his B.S. in Engineering Management from the United States Air Force Academy and his M.B.A. from the University of California, Los Angeles.

Mr. Muse brings to Nexstar’s Board of Directors his leadership skills in entrepreneurial and executive roles in a wide range of industries. Mr. Muse also has had financial leadership roles.

I. Martin Pompadur has served as a director of Nexstar since November 2003. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Mr. Pompadur resigned from News Corporation in November 2008. Mr. Pompadur served as Global Vice Chairman, Media and Entertainment at Macquarie Capital from 2009 to 2016. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. Mr. Pompadur currently serves as the Chairman of Metan Global Entertainment and as a director of RP Coffee Ventures. Previously, Mr. Pompadur served on the boards of IMAX Corporation, ABC, Inc., Ziff Corporation, News Corporation Europe, Sky Italia, News Out of Home, Balkan Bulgarian, BSkyB, Metromedia International Group, Elong, Seatwave Limited, Linkshare Corporation and Truli Media Group.

Mr. Pompadur brings to Nexstar’s Board of Directors his ability to offer a broad international perspective on issues considered by Nexstar’s Board of Directors and his extensive expertise in the media industry.

Dennis J. FitzSimons – biographical information for Mr. FitzSimons can be found under “Proposal 1 – Election of Class I Directors.”

C. Thomas McMillen – biographical information for Mr. McMillen can be found under “Proposal 1 – Election of Class I Directors.”

Lisbeth McNabb – biographical information for Ms. McNabb can be found under “Proposal 1 – Election of Class I Directors.”

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors currently has three standing committees with the following members:

	Compensation	Audit	Nominating and Corporate Governance
Geoff Armstrong	Chairperson	✔
Jay Grossman	✔
Dennis A. Miller	✔
John R. Muse			✔
I. Martin Pompadur			Chairperson
Dennis J. FitzSimons		✔
C. Thomas McMillen			✔
Lisbeth McNabb		Chairperson

Compensation Committee

The Compensation Committee makes decisions about the compensation of the Chief Executive Officer and has the authority to review and approve the compensation for the Company’s other executive officers. The primary objectives of the Compensation Committee in determining total compensation (both salary and incentives) of the Company’s executive officers, including the Chief Executive Officer, are (i) to enable the Company to attract and retain highly qualified executives by providing total compensation opportunities with a combination of elements which are at or above competitive opportunities, (ii) to tie executive compensation to the Company’s general performance and specific attainment of long-term strategic goals, and (iii) to provide long-term incentives for future performance that aligns stockholder interests and executive rewards.

The purpose of the Compensation Committee is to establish compensation policies for Directors and executive officers of Nexstar, approve employment agreements with executive officers of Nexstar, administer Nexstar’s stock option plans and approve grants under the plans and make recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee met once during 2018. The Compensation Committee did not hold more than one meeting in 2018 because no Named Executive Officer contract was up for renewal and there were no proposed new long term incentive plans. In addition, succession planning, the negative say on pay vote, and other committee items were discussed as part of full board executive sessions. The Compensation Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. The information contained on or accessible through our web site does not constitute a part of this Proxy Statement. All three members of the Compensation Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. For more information regarding the Compensation Committee, please refer to the “Compensation Committee Report” in this Proxy Statement.

Audit Committee

The purpose of the Audit Committee is to oversee the quality and integrity of Nexstar’s accounting, internal auditing and financial reporting practices, to perform such other duties as may be required by the Board of Directors, and to oversee Nexstar’s relationship with its independent registered public accounting firm. The Audit Committee met four times during 2018. The members of the Audit Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Board of Directors has determined that Ms. McNabb, who served as Chair of the Audit Committee in 2017, is an “audit committee financial expert” in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” in this Proxy Statement.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve on Nexstar’s Board of Directors, recommend persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, recommend nominees for any committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles applicable to Nexstar and to oversee the evaluation of the Board of Directors and its committees. The Nominating and Corporate Governance Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. All three members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Nominating and Corporate Governance Committee did not meet as a committee in 2018 because all material committee issues were discussed by the full Board of Directors during executive sessions or during the Board of Directors retreat held in July 2018. Our Nominating and Corporate Governance Committee will consider stockholder nominees for the Board of Directors (see “Stockholder Proposals for the 2020 Annual Meeting” under “Other Information” in this Proxy Statement).

Additional Information Concerning the Board of Directors

During 2018, the full Board of Directors met eight times. As summarized in the table below, each incumbent director attended more than 75% of the total number of meetings of the Company’s Board of Directors and committees of the Board of Directors on which they serve.

	Meetings Attended
				Nominating and
		Compensation	Audit	Corporate Governance		Overall
	Full Board	Committee(1)	Committee(2)	Committee(3)	Total	Attendance
Perry A. Sook	8				8	100%
Geoff Armstrong	8	1	3		12	92%
Jay M. Grossman	6	1			7	78%
Dennis A. Miller	6	1			7	78%
John R. Muse	7				7	88%
I. Martin Pompadur	7				7	88%
Dennis J. FitzSimons	8		4		12	100%
C. Thomas McMillen	8				8	100%
Lisbeth McNabb	7		4		11	92%

(1)	The Compensation Committee met once during 2018.
(2)	The Audit Committee met four times during 2018.
(3)	The Nominating and Corporate Governance Committee did not meet during 2018 but its functions were performed through consents or meetings held by the full Board of Directors.

The Board of Directors has not adopted a formal policy with regard to director attendance at the annual meeting of stockholders because fewer than ten non-management stockholders attended our 2018 Annual Meeting of Stockholders in person. Mr. Sook attended and presided over the 2018 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee determines the minimum qualifications that Director nominees must possess based on the composition, size and needs of the Board of Directors. The Nominating and Corporate Governance Committee also determine the qualifications and skills required to fill a vacancy or a newly created directorship to complement the existing qualifications and skills, as a vacancy or need for a new directorship arises. The nomination procedures includes the review of stockholder nominations for candidacy to the Board of Directors, review of succession planning with the Compensation Committee, review of the desirability of term limits of the Board of Directors and establishment of guidelines for removal of directors. If it is determined that additional nominating policy would be beneficial to Nexstar, the Board of Directors may in the future adopt additional nominating policy.

There is no formal policy governing how diversity is considered in the makeup of the Board and the selection of its members. The Nominating and Corporate Governance Committee defines Board diversity broadly to mean that the Board is comprised of individuals with a variety of perspectives, industry experience, personal and professional backgrounds, skills and qualifications. When nominating a Board member, the Nominating and Corporate Governance Committee examines the diversity of the overall board and strives to maintain an appropriate level of diversity (as set forth above) with the addition of each new nominee.

Under the rules and regulations of the NASDAQ Stock Market, we are required to maintain a majority of independent Directors on the Board of Directors and to have the compensation of our executive officers and the nomination of Directors be determined by independent Directors. Our Board of Directors meets these standards.

Board of Directors Leadership Structure

The Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees comprised of independent Directors. The Board of Directors believes that Mr. Sook’s service in this combined role is in the best interest of both the Company and its stockholders. Mr. Sook has a vast knowledge of television broadcasting and is seen as a leader in this industry. He understands the issues facing the Company and serving in this dual role he is able to effectively focus the Board of Director’s attention on these matters. In his combined capacity, he can speak clearly with one voice in addressing the Company’s various stakeholders such as customers, suppliers, employees and the investing public.

The Board of Directors has voted not to designate one of the independent Directors as a “lead independent director” because each independent Director is fully and effectively involved in the activities and issues relevant to the Board of Directors and its committees. The independent directors do not wish to place one individual between themselves and the Chairman/CEO and other management as they believe this will diminish their active engagement. The independent Directors have repeatedly demonstrated the ability to exercise their fiduciary responsibilities in deliberating issues before the Board of Directors and making independent decisions. Under NASDAQ Listing Standards, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Ms. McNabb.

Risk Oversight

The Board of Directors plays a vital role in managing the risks facing our Company. Through the Audit Committee, the Board of Directors manages potential accounting risk through oversight of disclosure controls and controls surrounding financial reporting. Senior financial executives report to the Audit Committee at each committee meeting on significant financial and accounting matters. In addition, the Audit Committee, in conjunction with senior management, manage the Company’s cyber-security, data risks (including privacy and storage risks). Through the Compensation Committee, the Board of Directors manages potential risks associated with our compensation programs by ensuring that they are not structured in a way that encourages executives to take unacceptable risks. The Board of Directors is involved in managing operational risk through Enterprise Risk via quarterly reporting from various departments and disciplines within Company management, the evaluation of potential station acquisitions and significant agreements at Board of Directors meetings and in between meetings, as needed. The Board of Directors confers with our general counsel and outside legal counsel, when necessary, in overseeing legal and regulatory risks.

The Company uses computers in substantially all aspects of its business operations. Its revenues are increasingly dependent on digital products. Such use exposes the Company to potential cyber incidents resulting from deliberate attacks or unintentional events. It is not uncommon for a company such as ours to be subjected to continuous attempted cyber-attacks or other malicious efforts to cause a cyber incident. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruption. The results of these incidents could include, but are not limited to, business interruption, disclosure of nonpublic information, decreased advertising revenues, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation and reputational damage adversely affecting customer or investor confidence. The Company’s Cybersecurity Committee helps mitigate cybersecurity risks.  The role of the committee is to oversee cyber risk assessments, monitor applicable key risk indicators, review cybersecurity training procedures, establish cybersecurity policies and procedures, and to invest in and implement enhancements to the Company’s cybersecurity infrastructure. Investments over the past year included enhancements to monitoring systems, firewalls, and intrusion detection systems.

Code of Ethics and Anti-Corruption Policy

The Board of Directors adopted a Code of Ethics that applies to our executive officers and Directors, and persons performing similar functions. The Code of Ethics promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promotes full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Nexstar, and promotes compliance with all applicable rules and regulations that apply to Nexstar and its officers and directors. The Code of Ethics was filed as an exhibit to Nexstar’s Annual Report for the year ended December 31, 2003 on Form 10-K filed with the SEC on March 31, 2004. In October 2017, we adopted an Anti-Corruption Policy, which supplements our Code of Ethics and provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws.

Compensation Committee Interlocks and Insider Participation

None of our Directors or executive officers serves, and we anticipate that no member of the Board of Directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Board of Directors.

Policy on Insider Trading

In October 2017, our Board of Directors adopted an updated insider trading policy. Our insider trading policy prohibits directors, officers and certain covered employees from trading or causing trading in the Company’s securities while in possession of material non-public information. Additionally, such persons are prohibited from (i) short term trading, (ii) short selling, (iii) trading in Nexstar-based option contracts (iv) holding Nexstar securities in margin accounts or pledging Company securities as collateral for a loan and (v) hedging or monetization transactions or similar arrangements with respect to Nexstar securities without prior consent of our General Counsel or Chief Financial Officer.

Stock Ownership Guidelines

Effective January 1, 2018, our Board of Directors adopted stock ownership guidelines for non-employee directors, Named Executive Officers and all other senior executives. Under this policy, (i) our Chief Executive Officer is required to own a sufficient amount of the Company’s common stock such that its value is 10 times his annual base salary, (ii) each of our other Named Executive Officers and other senior executives is required to own a sufficient amount of the Company’s common stock such that its value is two times of each of their annual base salary, and (iii) each of our non-employee directors is required to own a sufficient amount of the Company’s common stock such that its value is two times of each of their annual base retainer. Because share prices fluctuate over time, the covered person’s salary or retainer will be divided by the highest share price over the prior 24-month period. Performance-based and time-based restricted stock units (whether vested or unvested) are counted for purposes of meeting the ownership guidelines. Stock options (whether vested or not) are not counted in the ownership calculation. The initial evaluation of compliance will be on January 15, 2023 for shares owned as of December 31, 2022. Thereafter, the compliance will be evaluated once per year for shares owned as of December 31 of the preceding year. The stock ownership guidelines were established to promote a long-term perspective in managing the Company, and to help align the interests of our shareholders, executives and directors. As of December 31, 2018, all members of senior management and non-employee directors subject to the stock ownership guidelines were in compliance with the minimum level of ownership first required to be tested as of December 31, 2022.

COMPENSATION OF DIRECTORS

Overview of Compensation and Procedures

Nexstar employees do not receive additional compensation for their services as Directors. Accordingly, Mr. Sook serves on the Board of Directors without additional compensation. In 2018, each non-employee director received compensation of $80,000 for their services as a director. Each non-employee director also received compensation of $15,000, $10,000 and $10,000 for service in the Audit, Compensation and Nominating and Corporate Governance Committee, respectively. The chairs of each of Audit, Compensation and Nominating and Corporate Governance Committee Chairman received additional compensation of $12,500, $10,000 and $7,500, respectively. Non-employee directors no longer receive payments for their attendance at Board or Committee meetings.  However, we continue to reimburse our directors for business related travel expenses.

2018 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning compensation to each of our Directors (excluding the Chief Executive Officer disclosed in the Summary Compensation Table) during the year ended December 31, 2018:

	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards(1) ($)	Total ($)
Geoff Armstrong	$115,000	$—	$166,070	$281,070
Jay M. Grossman	90,000	—	166,070	256,070
Dennis A. Miller	90,000	—	166,070	256,070
John R. Muse	90,000	—	166,070	256,070
I. Martin Pompadur	97,500	—	166,070	263,570
Dennis J. FitzSimons	95,000	—	166,070	261,070
C. Thomas McMillen	90,000	—	166,070	256,070
Lisbeth McNabb	107,500	—	166,070	273,570

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification Topic 718. See the Notes to the Company’s Consolidated Financial Statements in our 2018 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

The aggregate option awards outstanding and unvested stock awards for each director as of December 31, 2018 were as follows (in shares):

	Option Awards Outstanding		Unvested
	Vested	Unvested	Stock Awards
Geoff Armstrong	25,000	—	6,875
Jay M. Grossman	20,000	—	6,875
Dennis A. Miller	10,000	—	6,875
John R. Muse(1)	21,578	—	4,375
I. Martin Pompadur	21,000	—	6,875
Dennis J. FitzSimons	—	—	4,375
C. Thomas McMillen	10,000	—	6,875
Lisbeth McNabb	15,000	—	6,875

(1)	Mr. Muse’s options were issued to replace his previous, outstanding option award in connection with Nexstar’s acquisition of Media General in January 2017.

The above stock options are fully vested and expire ten years from the date of grant. Stock awards, in the form of restricted stock units, vest over a range of two to four years.

EXECUTIVE OFFICERS

The current executive officers of the Company are:

	Age	Nexstar Position
Perry A. Sook	61	President, Chief Executive Officer and Director
Thomas E. Carter	60	Chief Financial Officer and Executive Vice President
Timothy C. Busch	56	President, Nexstar Broadcasting, Inc.
Gregory R. Raifman	59	President, Nexstar Digital LLC
Brian Jones	59	Executive Vice President, Chief Operating Officer, Nexstar Broadcasting, Inc.
Elizabeth Ryder	54	Executive Vice President, General Counsel and Secretary
Blake Russell	48	Executive Vice President, Station Operations and Content Development
Brett Jenkins	48	Executive Vice President and Chief Technology Officer

Perry A. Sook – biographical information for Mr. Sook can be found under “Directors.”

Thomas E. Carter has served as Nexstar’s Chief Financial Officer since August 2009. Prior to joining Nexstar, Mr. Carter was Managing Director, Media Telecom Corporate Investment Banking at Banc of America Securities, which he joined in 1985. In this position, he acted as the senior banker responsible for delivering bank products and services including M&A, private and public equity, high-yield debt, fixed income derivatives, syndicated financial products and treasury management for selected clients across the broadcasting, cable, publishing and media industries, including Nexstar. Mr. Carter began his banking career in 1980, serving for five years in various roles in Corporate and International Banking at a predecessor to JPMorgan Chase.

Timothy C. Busch was appointed as President of Nexstar Broadcasting, Inc. in January 2017. Prior to that, Mr. Busch served as Nexstar’s Executive Vice President and Co-Chief Operating Officer from May 2008 to January 2017, as Senior Vice President and Regional Manager from October 2002 to May 2008 and as our Vice President and General Manager at WROC (CBS) in Rochester, New York from 2000 to October 2002. Prior to joining Nexstar, Mr. Busch served as General Sales Manager and held various other sales management positions at WGRZ (NBC) in Buffalo, New York from 1993 to 2000. Prior to that, Mr. Busch held various sales and management positions at WGR-AM and FM radio with Taft Broadcasting. Mr. Busch has served on various organizational boards in the upstate New York area. He served for 8 years on the CBS Affiliation Association Board with his last role as Chairman.  Mr. Busch currently serves on the NBC Affiliates Board, the Upstate New York Advisory Board for the Federal Reserve Bank of New York, the Television Bureau Board, and the Media Ratings Council Board. Mr. Busch is a native of Ohio and a graduate of Ohio University.

Gregory R. Raifman joined Nexstar as President of Nexstar Digital LLC in April 2017. Mr. Raifman is responsible for managing the day to day operations of Nexstar Digital LLC., including the development and implementation of the Company’s digital business strategy, leading the integration of existing and recently acquired digital products under the Nexstar Digital brand, and alignment of complementary technologies and capabilities to maximize performance and accelerate revenue and earnings growth. Prior to assuming his role at Nexstar, Mr. Raifman served as President for The Rubicon Project, Inc. (NYSE: RUBI) from January 2013 until March 2017. Mr. Raifman also served as a director of The Rubicon Project from April 2013 until May 2017. Since November 2003, Mr. Raifman has served as the managing member of Momentum Sports Group, LLC, which owns and operates the UnitedHealthcare Pro Cycling Team. From February 2010 to October 2010, Mr. Raifman served as the Executive Chairman of LiveRail, Inc., a video ad exchange and real time bidding company. Mr. Raifman co-founded Mediaplex, Inc., a marketing technology solution company, in 1998, and from 1998 to 2001 Mr. Raifman served as the Chairman, Chief Executive Officer and President of Mediaplex, Inc. Mr. Raifman began his career as an attorney, specializing in M&A and corporate financings. Mr. Raifman brings to the board many years of experience in our industry, as well as significant experience as a public company officer and director.

Brian Jones was appointed as Executive Vice President and Chief Operating Officer of Nexstar Broadcasting, Inc. in January 2017. Prior to that, Mr. Jones served as our Executive Vice President and Co-Chief Operating Officer from May 2008 to January 2017 and as Senior Vice President and Regional Manager from May 2003 to May 2008. Prior to joining Nexstar, Mr. Jones served as Vice President and General Manager at KTVT (CBS) and KTXA (IND) in Dallas/Fort Worth, Texas from 1995 to 2003. Prior to that, Mr. Jones served in various management, sales and news positions at KTVT, MMT Sales, Inc., KXAS (NBC) in Dallas/Ft. Worth, KLBK (CBS) in Lubbock, Texas and KXAN (NBC) in Austin, Texas. Mr. Jones has served as the Chairman of the FOX Affiliates Board of Governors, Chairman of the Board of the Texas Association of Broadcasters, on the Small Market Advisory Committee of the National Association of Broadcasters and on the Southern Methodist University Journalism Advisory Committee.

Elizabeth Ryder was appointed as our Executive Vice President and General Counsel in January 2017. Prior to that, Ms. Ryder served as Nexstar’s Senior Vice President and General Counsel from November 2013 to January 2017 and served as Secretary since January 2013 and Vice President and General Counsel from May 2009 to November 2013. Prior to joining Nexstar, Ms. Ryder served as Vice President – Legal Affairs at First Broadcasting Operating, Inc. Prior to that, Ms. Ryder served as Counsel at the law firm of Drinker Biddle & Reath LLP in Washington, D.C.

Blake Russell was appointed as our Executive Vice President, Station Operations and Content Development in February 2018. Prior to that, he served as Nexstar’s Senior Vice President, Station Operations and Content Development from November 2008 to January 2018 and has served as Nexstar’s Vice President Marketing and Operations from October 2007 to October 2008. Before that, Mr. Russell served as Vice President and General Manager at KNWA (NBC) and KFTA (FOX) stations in Ft. Smith/Fayetteville, Arkansas from January 2004 to September 2007 and as Nexstar’s Director of Marketing/Operations at KTAL (NBC) station in Shreveport, Louisiana from 2000 to 2003.

Brett Jenkins was appointed as our Executive Vice President and Chief Technology Officer in February 2018. Prior to that, he served as our Senior Vice President and Chief Technology Officer from January 2017 to January 2018. From December 2014 to January 2017, Mr. Jenkins served as Vice President and Chief Technology Officer at Media General, overseeing the company’s IT and engineering functions for both broadcast and digital businesses. Prior to Media General, he was Vice President Chief Technology Officer of LIN Media from 2011 to 2014. He also held technology positions at ION Media Networks and executive positions for Thales Broadcast & Multimedia and Thomson.

BENEFICIAL OWNERSHIP OF NEXSTAR COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of April 5, 2019 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each Director of Nexstar, (iii) our Named Executive Officers listed in the Summary Compensation Table and (iv) all Directors and executive officers of Nexstar as a group. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of June 4, 2019 (60 days after April 5, 2019) through the exercise of any stock option or other right. This information has been furnished by the persons named in the table below or in filings made with the SEC. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. As of April 5, 2019, there were no shares issued and outstanding of Nexstar’s Class B Common Stock, Class C Common Stock or Preferred Stock. Unless otherwise indicated, a person’s address is c/o Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock
Name of Beneficial Owner	Direct Ownership	Vested Options	Total	%
Beneficial Owners of More Than 5%:
Vanguard Group, Inc.(1)	3,872,917	—	3,872,917	8.4%
BlackRock, Inc.(2)	3,107,402	—	3,107,402	6.7%
Neuberger Berman Group, LLC(3)	2,830,958	—	2,830,958	6.1%
WindAcre Partnership LLC(4)	2,524,900	—	2,524,900	5.5%
FMR LLC(5)	2,470,878	—	2,470,878	5.4%
Current Directors:
Perry A. Sook(6)	1,157,627	1,200,000	2,357,627	5.0%
Geoff Armstrong	6,875	—	6,875	0.0%
Jay M. Grossman	35,000	20,000	55,000	0.1%
Dennis A. Miller	625	10,000	10,625	0.0%
John R. Muse	1,875	21,578	23,453	0.1%
I. Martin Pompadur	7,875	20,000	27,875	0.1%
Dennis J. FitzSimons	10,777	—	10,777	0.0%
C. Thomas McMillen	4,375	10,000	14,375	0.0%
Lisbeth McNabb	5,475	15,000	20,475	0.0%
Current Named Executive Officers:
Thomas E. Carter	98,189	157,500	255,689	0.6%
Timothy C. Busch	68,668	50,000	118,668	0.3%
Gregory R. Raifman	24,138	—	24,138	0.1%
Brian Jones	17,734	40,000	57,734	0.1%
All current directors and executive officers as a group (16 persons)	1,494,820	1,553,578	3,048,398	6.4%

(1)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 11, 2019. The address of Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355.
(2)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 6, 2019. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(3)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 13, 2019. The address of Neuberger Berman Group, LLC is 1290 Avenue of the Americas New York, NY 10104.
(4)	The number of shares is derived from the Schedule 13G filed with the SEC on February 14, 2019. The address of WindAcre Partnership LLC is 2200 Post Oak Blvd., Suite 1580, Houston, TX 77056
(5)	The number of shares is derived from the Schedule 13G filed with the SEC on February 13, 2019. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(6)	975,956 shares are owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners, the remaining 181,671 shares are directly owned by Perry A. Sook.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such equity securities of Nexstar. Executive officers, Directors and greater than ten percent beneficial owners are required to furnish Nexstar with copies of all Section 16(a) forms they file.

During 2018, the Form 4 for Blake Russell and the Form 4 for Dennis A. Miller for each of their sale of shares of Nexstar Class A common stock were filed late due to administrative oversight. Based on our records and review of the copies of Section 16(a) reports furnished to us during the year ended December 31, 2018, we believe all other Section 16(a) filing requirements applicable to Nexstar’s executive officers, Directors and greater than ten percent beneficial owners were timely satisfied.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar Media Group, Inc. (the “Company”), approves employment agreements with executive officers of the Company, administers the Company’s equity incentive plans and approves grants under such equity incentive plans and makes recommendations regarding any other incentive compensation.

In performing its oversight responsibilities of the design and functioning of the Company’s executive and director compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2018 with the management of the Company. Based on this review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders.

Respectfully submitted,

Geoff Armstrong, Chair
Jay Grossman
Dennis A. Miller

COMPENSATION DISCUSSION AND ANALYSIS

2018 COMPENSATION EXECUTIVE OVERVIEW

We provide highlights of our compensation program below. It is important that you review our Compensation Discussion and Analysis and compensation-related tables in this Proxy Statement for a complete understanding of our compensation program.

2018 and Long-Term Performance

•	Net revenue in 2018 of $2.767 billion substantially met our budget of $2.782 billion.
•	Income from operations increased to $757.8 million, nearly 50% higher than our 2017 actual performance of $505.6 million.
•	Net income in 2018 grew by approximately $235 million, or an approximately 154% increase compared to 2017 (excluding the income tax benefit effect in 2017 arising from the Tax Cuts and Jobs Act).
•	Adjusted EBITDA for 2018 was $1.023 billion, exceeding both our 2018 budget of $996 million and our 2017 performance of $743.3 million.
•	In 2018, Free Cash Flow rose 45.9% to $684.2 million, compared to 2017’s Free Cash Flow of $469.0 million.
•

Nexstar’s stock price increased from $0.75 per share in mid of 2009 to $78.64 as of December 31, 2018, primarily driven by acquisitions (since 2012) that are accretive to the Company, realization of synergies from these acquisitions and consistency in cost discipline that enables the Company to meet or substantially meet key metrics yearly.

Actions Following The 2018 Vote on Named Executive Officer Compensation

•

Members of senior management, with assistance from third party consultants (JCIR and Innisfree) and participation from the Chairman of the Compensation Committee, reached out and spoke with stockholders who collectively held approximately 62% of the Company’s voting shares to offer them an opportunity to provide feedback regarding the Company’s corporate governance and executive compensation policies.

•	Increased use of performance-based stock awards to our top four Named Executive Officers. In 2018, 50% of the stock awards are performance-based, compared to only time-based stock awards in 2017.
•	Broad inclusion of employees and non-employee directors in equity awards. From 2016-2018, 76% of the equity awards were granted to employees other than our Named Executive Officers.
•	Beginning in fiscal year 2019, cash incentives for our Chief Executive Officer are based on a defined formula, with the majority of the incentive determined based on pre-established financial targets.
•

The Compensation Committee, working with Korn Ferry, an independent management consulting firm reviewed and updated the peer groups to account for our increased market cap, revenues and profitability and to remove previous peer companies that are no longer in existence or relevant.

COMPENSATION STRATEGY

In this Compensation Discussion and Analysis, we provide a detailed discussion and analysis of our compensation program and policies and the critical factors that are considered in making compensation decisions.

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2018, along with the other three most highly-compensated executive officers, are collectively referred to as the “Named Executive Officers.” For the year ended December 31, 2018, our Named Executive Officers were Perry A. Sook, Thomas E. Carter, Timothy C. Busch, Gregory R. Raifman and Brian Jones.

Compensation Philosophy and Objectives

The Company’s executive compensation program has been developed to incorporate a compensation philosophy consistent with the following primary objectives:

•

Attract and retain talented and highly qualified executives in the competitive television broadcasting industry by providing a total compensation package that includes a combination of elements which are at or above competitive opportunities;

•	Tie executive compensation, both annual and long-term elements, to the Company’s overall performance and specific attainment of long-term strategic goals;
•	Provide executives with long-term incentive for future performance that aligns with stockholder interests and maximizes stockholders value over the long-term; and
•	Set executive compensation at responsible levels to promote fairness and equity among all employees within our organization.

Overview and Role of Compensation Committee

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar, including our Named Executive Officers. The Compensation Committee approves the employment agreements with the executive officers of Nexstar, administers Nexstar’s equity incentive plans, approves grants under such plans and makes recommendations regarding other incentive compensation provided to our Named Executive Officers and other executive officers.

The Compensation Committee has the authority to retain and obtain advice of advisors and consultants as necessary and evaluates their independence prior to selection or retention. The Compensation Committee also sets the compensation and oversees the work of advisors and consultants.

2018 Stockholder Say on Pay Vote and Stockholder Outreach

At our Annual Meeting of stockholders in June 2018, our stockholders were asked to cast a non-binding advisory vote to approve our Named Executive Officers’ compensation for the year 2017 (“say-on-pay”). Approximately 36% of the votes cast by our stockholders were in support of the compensation of our Named Executive Officers. At our June 2017 annual meeting, 99% of our shareholders supported the compensation of our Named Executive Officers. In an effort to increase our stockholder approval percentage at the 2019 Annual Meeting, our Board of Directors and senior management carefully considered the results of the 2018 say-on-pay vote.

In the first quarter of 2019, members of senior management, with assistance from third party consultants (JCIR and Innisfree), contacted the Company’s top 28 non-affiliated stockholders to offer them an opportunity to provide feedback regarding the Company’s corporate governance and executive compensation policies. These stockholders control the voting with approximately 76% of the voting shares of Nexstar as of September 30, 2018. Of the 28 stockholders, conference calls were conducted with 18 stockholders who collectively held approximately 62% of the Company’s voting shares. In these stockholder engagement efforts, we attempted to reach individuals responsible for executive pay and governance-related decisions with each investor organization. Our Chief Financial Officer lead all of these conference calls and our Executive Vice President, General Counsel and Secretary participated in the majority of the conference calls with the investors and discussed matters on governance, company performance and executive compensation. The Chairman of the Company’s Compensation Committee also participated in the outreach, focusing on the largest shareholders, and participated on calls with six of the Company’s eight largest investors. Of the remaining 10 stockholders (approximately 20% of voting shares), one is discontinuing its operations and the remaining nine were unresponsive to the outreach.

The majority of the investors commented positively on the opportunity (through our outreach) to furnish input on compensation, governance and related issues of importance to them. Common themes expressed by the surveyed stockholders were an appreciation for the work of the Company’s executives and the returns generated for stockholders, general satisfaction with the compensation of Named Executive Officers other than the one-time bonus paid to our Chief Executive Officer in 2017 upon the Company’s successful acquisition of Media General, concern of some stockholders about the level of time-based restricted stock units granted to our executive officers and best practices on governance, including board structure and composition. The lack of a lead independent director, a classified board, plurality voting and board composition were the most frequently mentioned governance topics. The actions we have taken in response to feedback on our compensation policies are outlined below.

Issue Raised During Shareholder Engagement	Company Response
2018 Stockholder Say on Pay Vote.

We engaged in a thorough engagement process and dialogue with shareholders to outline the company’s position on the circumstances that lead to outsized compensation in 2017. With respect to the Chief Executive Officer’s 2017 bonus, our Chief Financial Officer explained in detail the facts and circumstances that led to that anomaly in bonus payments.  The one-time Media General success bonus paid in January 2017 came with the agreement there would be no cash incentive compensation for 2016, even though performance levels would have warranted a payment. The Chief Executive Officer’s 2017 incentive compensation, paid after year end, was also included in 2017 compensation, thereby making the total payments unusually large in that year.  It was also noted that there were no equity incentives granted to the Chief Executive Officer in 2016.

Desire for increased use of performance-based equity awards.

Commencing with the 2018 equity awards for the top four Named Executive Officers, 50% of the amount of the equity awards granted were in the form of performance-based restricted stock units. In 2017, only time-based restricted stock units were awarded to our Named Executive Officers. There were no equity incentives granted to Named Executive Officers in 2016.

Additional disclosure around performance metrics, particularly in equity-based awards.

Metrics for vesting of performance-based awards to the top four Named Executive Officers are detailed in the Stock Based Compensation and Employment Agreements sections of the Compensation Discussion and Analysis section.

Lack of Lead Independent Director and Composition Issues.	The Board continually reviews and discusses its composition and structure, but has not made any changes to its structure.

The Compensation Committee, working with Korn Ferry, an independent management consulting firm, conducted a comprehensive review of our compensation programs and practices, including the review of (i) the 2018 say-on-pay voting results, (ii) stockholder outreach considerations, (iii) CEO pay, (iv) the 2018 executive compensation program design and (v) our 2019 Long Term Equity Incentive Plan, which is presented for stockholders’ approval in this proxy. The review led to tangible changes to the company’s compensation practices as detailed in the table above. The Compensation Committee, also working with Korn Ferry, reviewed and updated the peer groups considered when comparing the Company’s performance and compensation practices with peers. Changes were made to the peer group list as a result of several of the companies previously included were no longer in existence or were relevant and the list was amended to account for the company’s increased market cap, revenues and profitability.

The Compensation Committee believes the above changes, along with our existing guidelines on stock ownership and policy on anti-hedging, will enhance our executive compensation program and practices and better align executive compensation with our Company’s business and strategic objectives and maximize long-term stockholder growth. Accordingly, the Compensation Committee believes our engagement with shareholders was productive, especially in providing an open exchange of ideas and perspectives. For more information on our stock ownership guidelines and anti-hedging policy, refer to Corporate Governance section above.

The Compensation Committee will continue to evaluate its approach to executive compensation, specifically for our Named Executive Officers and will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the Named Executive Officers. We welcome input from our stockholders on our compensation policies and compensation program at any time. The Compensation Committee remains committed to the alignment of pay and performance for our top four Named Executive Officers. Mr. Jones is defined as a Named Executive Officer, but his duties are largely operational in nature and is compensated in manner commensurate with that role and thus not grouped as part of the other four Named Executive Officers.

Defining the Market—Benchmarking

In the first quarter of 2018, the Compensation Committee, working with Korn Ferry, performed the annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements within our executive compensation program. As a result of the increase in Nexstar’s capitalization and its growing broadcast and digital media businesses, the Compensation Committee instructed Korn Ferry Hay Group to conduct a benchmarking review to analyze the proxy information of 17 diverse media companies that either have a broadcast, communication, entertainment or media component (the “peer group”), as disclosed in their most recent proxy information filing with the SEC. The 2018 peer group was comprised of the companies in the table below:

AMC Networks, Inc.	National CineMedia, Inc.
Cinemark Holdings, Inc.	The New York Times Company
Clear Channel Outdoor Holdings, Inc.	Pandora Media, Inc.
E.W. Scripps Company	Regal Entertainment Group
Gannett Co., Inc.	Scholastic Corporation
Gray Television, Inc.	Sinclair Broadcast Group, Inc.
The Madison Square Garden Company	Townsquare Media, Inc.
MDC Partners, Inc.	World Wrestling Entertainment, Inc.
Meredith Corporation

Benchmarking review provides a foundation for ensuring that our executive compensation levels remain competitive in relation to the peer group and is generally refreshed prior to the hiring or replacement of an executive officer or when an existing officer’s employment contract is renewed or as frequently as significant changes in the peer group warrant (the peer group was refreshed in January 2019 in connection with the renewal of our Chief Executive Officer’s executive employment contract, as more fully set forth below). One of the primary objectives of the Company’s executive compensation program is to provide compensation near the median market pay level based on our benchmarking review of peer group companies, when warranted by Company results and individual contribution. We believe that such benchmarking is useful because we recognize that our compensation practices must be competitive in the media industry. By targeting Named Executive Officer compensation to the compensation practices of the Company’s peer group, the Company enhances its ability to attract and retain talented and highly qualified executives, which is fundamental to the Company’s growth and delivery of value to its stockholders. In addition, peer group information is one of the many factors we consider in assessing the reasonableness of compensation of our Named Executive Officers.

The Compensation Committee utilized and will continue to utilize the in-depth review and analysis provided by Korn Ferry in its decisions on executive and board compensation in 2019 and in the future. On January 15, 2019, we extended our Chief Executive Officer’s employment with Nexstar until February 28, 2023, with automatic renewal provisions for successive one-year periods. In making compensation decisions for our Named Executive Officers, effective January 15, 2019, the peer group is comprised of the following companies:

AMC Networks, Inc.	IAC/Interactive Corp
CBS Corporation	The Liberty Sirius XM Group
Cinemark Holdings, Inc.	Meredith Corporation
Clear Channel Outdoor Holdings, Inc.	News Corporation
Discovery, Inc.	Sinclair Broadcast Group, Inc.
The E.W. Scripps Company	Tegna, Inc.
Gannett Co., Inc.	Viacom, Inc.
Gray Television, Inc.

The peer group was expanded to account for the increased scale of the company, including revenues, profitability metrics and equity market capital, and in anticipation of the pending acquisition of Tribune Media. For additional information on our Chief Executive Officer’s amended employment agreement, refer to “Employment Agreements” section below.

Compensation Risk Considerations

The Compensation Committee has assessed the level of risk associated with the Company’s executive incentive programs to ensure that the design of these programs does not encourage executives to subject the Company to unacceptable levels of business risk. It is the Committee’s opinion that the current incentives offered to executives are balanced in such a way so as not to create a conflict between executive and stockholder interests. Annual cash bonuses are based primarily on current year net revenues and Adjusted EBITDA, which are short-term measures. These short-term incentives are balanced out by the long-term incentives offered to executives in the form of performance-based restricted stock units, time-based restricted stock units and stock options. Restricted stock units generally vest over a range of two to four years and stock options generally vest over a four-year period. These longer vesting periods encourage executives not to take risks that would jeopardize the future growth and profitability of the Company. Overall, the Compensation Committee determined the company’s executive pay arrangements are reasonably unlikely to have a material adverse effect on the Company.

Determination of Compensation

The Compensation Committee reviewed compensation levels for our Named Executive Officers for 2016 through 2018 and considered various factors, including the executive’s performance, the compensation level of competitive jobs and the financial performance of the Company. For the executive officers, other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee approves the primary components of compensation for each Named Executive Officer, including any annual cash bonus and grant of stock options or restricted stock units.

Key Metrics Used for Performance Measures

The Company utilizes net revenue growth, Adjusted EBITDA growth and total shareholder return versus the results of the peer group and net revenue and Adjusted EBITDA versus budget approved by the Board of Directors and other similar metrics as quantitative measures to assess performance. Net revenue represents revenue recognized, net of allowances and credits, in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA is defined as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, goodwill and intangible assets impairment and other expense (income), minus, reimbursement from the FCC related to station repack and broadcast rights payments. Both measures are reported by the Company in its quarterly earnings releases. For additional information on the performance on these and other measures, see discussion in the “Elements of Compensation—Annual Cash Bonuses” section following.

ELEMENTS OF COMPENSATION

The principal elements of the Company’s executive compensation consist of the following:

•	Base Salary;
•	Annual Cash Bonuses;
•	Restricted Stock Units (performance-based and time-based);
•	Other Stock-Based Compensation;
•	Perquisites and Other Compensation;
•	Health Benefits; and
•	Severance Benefits and Change in Control Provisions.

Base Salary

The annual base salary of the Company’s Named Executive Officers is established by individual employment agreements (see the “Employment Agreements” section of this Proxy Statement). The purpose of the base salary is to provide each Named Executive Officer with a set amount of cash compensation that is not variable in nature and that is generally competitive with market practices. The base salary is established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by peer group companies for similar positions. Generally, we target the executives’ base salaries near the median market pay level of our benchmarking review of peer group companies. Under each employment agreement, base salaries are increased on an annual basis. Annual salary increases for our Named Executive Officers are generally consistent, on a percentage basis, with those received by non-executive employees. See the “Employment Agreements” section of this Proxy Statement for a discussion of the employment agreements of Named Executive Officers.

Annual Cash Bonuses

Under the terms of their employment agreements, each Named Executive Officer is eligible to earn a targeted annual cash bonus either up to a flat target or an amount equal to a specified percentage of such executive’s salary. The overall performance of the Company determines what percentage, if any, of the target bonus will be paid out. If the Company attains the annually budgeted amounts for net revenue and Adjusted EBITDA, then it is likely that 100% of the targeted bonus will be paid. However, the Chief Executive Officer, with the approval of the Compensation Committee, may increase the annual bonus paid to our other Named Executive Officers, and the Compensation Committee may increase the annual bonus paid to our Chief Executive Officer. Likewise, if the Company does not achieve its performance benchmarks, then an amount less than the full bonus may be paid. The Company does not utilize defined formulas to determine what percentage of the target bonuses will be paid to its executive officers, including the performance bonus for the year 2018. Ultimately, the payment of cash bonuses is made on a discretionary basis and is determined based on an evaluation of each executive’s individual contribution to the overall performance of the Company.

Historically, when determining the amount of bonus and incentive compensation to be paid to our Named Executive Officers, the Compensation Committee reviews and considers the following information:

•	Evaluations of each of our Named Executive Officers from the full Board of Directors, regarding each Named Executive Officer’s performance;
•

The Chief Executive Officer’s review and evaluation of each of the other Named Executive Officers, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility, which the Compensation Committee discusses with the Chief Executive Officer;

•	The financial performance of the Company, including its stock price, comparable revenue, Adjusted EBITDA and Free Cash Flow growth, relative to budgeted performance and that of the peer group; and
•	Total proposed compensation, as well as each element of proposed compensation, taking into account the recommendations of the Chief Executive Officer.

As shown in the table below, the performance bonus of our Chief Executive Officer, Chief Financial Officer and President of Nexstar Broadcasting, Inc. for the year 2018 represents the full target percentage, plus additional amounts. For the same year, the performance bonus of our President of Nexstar Digital LLC represents approximately 77% of the full percentage target. The performance bonus of our Executive Vice President, Chief Operating Officer of Nexstar Broadcasting, Inc. represents the full percentage target. The Compensation Committee selected these bonus amounts for 2018 due to the performance of the Company, as well as the individual performance of the executives.

	2018 Actual	2018 Target
	Cash Bonus	Cash Bonus
	($)	($)
Perry A. Sook President, Chief Executive Officer and Director	$3,000,000	$1,500,000
Thomas E. Carter Chief Financial Officer and Executive Vice President	1,160,000	600,000
Timothy C. Busch President, Nexstar Broadcasting, Inc.	700,000	525,000
Gregory R. Raifman President, Nexstar Digital LLC	500,000	650,000
Brian Jones Executive Vice President, Chief Operating Officer, Nexstar Broadcasting, Inc.	270,000	270,000

The Company’s performance in 2018 substantially met the revenue expectations and exceeded the profitability expectations set by the Board of Directors. Net revenue for 2018 of $2.767 billion substantially met our budget of $2.782 billion and Adjusted EBITDA of $1.023 billion exceeded our budget of $996 million. The Company’s combined digital media and retransmission fee revenue increased 13.1% to $1.382 billion for 2018, marking the first time in the Company’s history that this combined non-television net revenue metric has exceeded our television advertising net revenue.

Operationally, the Company achieved significant milestones while maintaining discipline in cost management, and simultaneously developing new local marketing solutions for our customers. The combination of the revenue growth and aggressive expense management drove the Company’s 2018 income from operations to $757.8 million, nearly 50% higher than our 2017 actual performance. Excluding the income tax benefit effect in 2017 arising from the application of the Tax Cuts and Jobs Act, our net income in 2018 grew by approximately $235 million, or an approximately 154% increase compared to 2017. Additionally, the Company’s Adjusted EBITDA for 2018 of $1.023 billion exceeded our 2017 performance of $743.3 million. The Company also continued to focus on growing free cash flow and remained disciplined in managing costs. In 2018, our full year Free Cash Flow rose 45.9% to $684.2 million, compared to 2017’s Free Cash Flow of $469.0 million.

The above factors were considered in determining the performance bonuses paid to each of our Named Executive Officers, along with each executive’s individual performance and contribution to achievement of the goals of the Company. Each Named Executive Officer contributed significantly to our 2018 initiatives, including our acquisitions and integration of acquired stations, our organic growth, and our free cash flow growth. Due to the level of incremental effort arising from these initiatives and their favorable impact to the Company in 2018 and for future operations, the Compensation Committee determined that bonuses were warranted in the amounts set forth in Summary Compensation Table below.

On January 15, 2019, we extended our Chief Executive Officer’s employment with Nexstar until February 28, 2023, with automatic renewal provisions for successive one-year periods. The new design of bonus incentive for our Chief Executive Officer is based on a formula, with the majority of the incentive determined based on pre-established financial targets. Specifically, our Chief Executive Officers’ incentive payments will be determined by the following formula:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting, Inc. exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year;

Twenty-five percent (25%) earned if Nexstar Digital LLC exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its Peer Group (as defined below) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

For additional information on our Chief Executive Officer’s amended employment agreement, refer to “Employment Agreements” section below.

Stock-Based Compensation

The Company believes that grants of stock-based awards are the most appropriate form of long-term compensation since they provide incentives to promote the long-term success of the Company in line with stockholders’ interests. The Company’s equity incentive plans are intended to motivate and reward the executive officers and to retain their continued services while providing long-term incentive opportunities including the participation in the long-term appreciation of our common stock value.

The Compensation Committee grants stock-based awards to the four non-CEO Named Executive Officers based on the recommendation of the Chief Executive Officer, who evaluates their performance in meeting the goals established at the beginning of each year. The Compensation Committee grants stock-based awards to the Chief Executive Officer primarily based on the overall performance of the Company. As with cash bonuses, there is no defined formula for how many stock-based awards will be granted to a Named Executive Officer. Beginning in 2018, the Compensation Committee increased its emphasis on performance-based compensation in making stock-based award decisions for our top four Named Executive Officers.

The Company currently maintains two equity compensation plans – the 2012 Long-Term Equity Incentive Plan and the 2015 Long-Term Equity Incentive Plan, both of which provide for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Awards made under the Company’s equity plans have consisted almost exclusively of non-qualified stock options and restricted stock units. Stock option awards and restricted stock units vest ratably over three to four years, dependent on continued employment and, for performance-based restricted stock units, if certain performance metrics are achieved. The exercise price of stock options may not be less than the market price of the Company’s Class A Common Stock on the date of grant. Stock option awards must be exercised within ten years of the date of grant of the option, subject to earlier expiration upon termination of the individual’s employment. The number of awards that may be granted to any one individual in a calendar year is 1,000,000 shares. We are asking the stockholders to approve our 2019 Long-Term Equity Incentive Plan, which has similar provisions as are found in the 2012 Plan and the 2015 Plan.

In March 2018, each of our Named Executive Officers received stock awards in the form of restricted stock units. The restricted stock units awarded to our top four Named Executive Officers were 50% time-based and 50% performance-based. The performance-based units granted to Messrs. Sook, Carter, Busch and Raifman will vest in equal annual installments subject to the achievement of a performance goal for each year of the award.    An annual tranche of the award may vest to Messrs. Sook and Carter if the two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA growth or net revenue exceeds the median growth rate of the compensation peer group.  If neither metric equals or exceeds the median of the peer group, then the executive will forfeit that particular tranche of the initial grant. An annual tranche of the award may vest to Mr. Busch if the growth rate of the Company’s broadcasting operations exceeds the peer group average as reported by a recognized independent reporting agency.  If the metric does not equal or exceed the peer group average, then the executive will forfeit that particular tranche of the initial grant.  An annual tranche of the award may vest to Mr. Raifman if the net revenue or EBITDA of Nexstar Digital LLC equals or exceeds ninety percent of the operating unit’s budget as approved by the board. If neither metric equals or exceeds ninety percent of the budgeted amount, then the executive will forfeit that particular tranche of the initial grant.  In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold. In January 2017, each of our Named Executive Officers received stock awards in the form of time-based restricted stock units. There were no grants of stock options or restricted stock units to our Named Executive Officers in 2016. The equity incentives granted to our executives are in recognition of their past contributions to the Company, including their contributions to increase shareholder value. Nexstar’s stock price increased from $0.75 per share in mid of 2009 to $78.64 as of December 31, 2018, primarily driven by significant acquisitions of stations and entities since 2012 that are accretive to the Company, realization of synergies from these acquisitions, consistency in cost discipline that enables the Company to meet or substantially meet key metrics yearly, and in anticipation of their continuing efforts with increased emphasis on performance-based compensation. Overall, the Company’s stock based compensation is shared with a broad group of its employees and directors. Over the three-year period from 2016-2018, 76% of the equity awards were granted to employees other than our Named Executive Officers.

Perquisites and Other Compensation

Other compensation for our Named Executive Officers includes automobile allowances paid by the Company or the value of the personal use of an automobile, group life insurance paid by the Company and 401(k) matching contributions made by the Company.

Health Benefits

All full-time employees, including our Named Executive Officers, may participate in our health benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Severance Benefits and Change in Control Provisions

All of our Named Executive Officers have entered into employment agreements with us. These employment agreements, among other things, provide for severance compensation to be paid to the executives if they are terminated upon a change of control of the Company, or for reasons other than cause, or if they resign for good reason, as defined in the agreements (see the “Potential Payments Upon Termination or Change in Control” section).

EMPLOYMENT AGREEMENTS

The Company currently has an employment agreement in place with each of its Named Executive Officers. The following is summarized information related to the base salary, annual cash bonus and severance compensation and termination provisions contained in the employment agreement of each Named Executive Officer.

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us, last renewed on January 15, 2019. The term of the renewed agreement expires on February 28, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Sook’s base salary is $1,625,000 from January 15, 2019 to December 31, 2019, $1,750,000 from January 1, 2020 to December 31, 2020, $1,875,000 from January 1, 2021 to December 31, 2021 and $2,000,000 from January 1, 2022 and thereafter. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $3,250,000 for 2019, $3,500,000 for 2020, $3,750,000 for 2021 and $4,000,000 for 2022 and thereafter, upon achievement of the Company’s economic targets established by the Board of Directors for each fiscal year and any other goals established by the Board of Directors. The new design of bonus incentive for our Chief Executive Officer is based on a formula, with the majority of the incentive determined based on pre-established financial targets. Specifically, Mr. Sook’s incentive payments will be determined by the following formula:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting, Inc. exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year;

•	Twenty-five percent (25%) earned if Nexstar Digital LLC exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its Peer Group (as defined below) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

The Company will also grant Mr. Sook time-based and performance-based restricted stock units, as follows:

•

On January 15, 2019, the Company granted Mr. Sook 62,500 of time-based restricted stock units, vesting in equal annual installments for four years beginning on January 15, 2020 through 2023. On January 15, 2019, the Company also granted Mr. Sook 83,334 performance-based restricted stock units, which will vest in full on January 15, 2021 if the total shareholder return target established by the Compensation Committee is achieved.

•

On January 15, 2020, the Company will grant Mr. Sook 62,500 of time-based restricted stock units, vesting in equal annual installments for three years beginning on January 15, 2021 through 2023. On January 15, 2020, the Company will also grant Mr. Sook 83,334 performance-based restricted stock units, which will vest in full on January 15, 2022 if the total shareholder return target established by the Compensation Committee is achieved.

•

On January 15, 2021, the Company will grant Mr. Sook 62,500 of time-based restricted stock units, vesting in equal annual installments for two years beginning on January 15, 2022 through 2023. On January 15, 2020, the Company will also grant Mr. Sook 83,334 performance-based restricted stock units, which will vest in full on January 15, 2023 if the total shareholder return target established by the Compensation Committee is achieved.

•	On January 15, 2022, the Company will grant Mr. Sook 62,500 of time-based restricted stock units, which will vest in full on January 15, 2023.

•

All performance-based restricted stock units vesting requires a Nexstar total shareholder return that is at or above the 65th percentile of the compensation peer group performance at each testing period. The award becomes discretionary if Nexstar’s total shareholder return is negative over the testing period, with the payout capped at ninety percent of the award.

In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, he is eligible to receive his base salary and target bonus for a period of two years, plus an additional $20,800. Under the terms of Mr. Sook’s previous employment agreement dated January 29, 2015, Mr. Sook’s base salary for 2018 was $1,500,000 and he was eligible to earn a targeted annual bonus of $1,500,000 for 2018.

On January 15, 2019, the Compensation Committee approved an amendment to Mr. Sook’s employment agreement that modifies certain material terms related to Mr. Sook’s compensation and severance opportunities.  Under the terms of Mr. Sook’s renewed employment agreement as of January 15, 2019, Mr. Sook’s base salary is $1,625,000 and is eligible to each a targeted annual bonus of $3,250,000.  Pursuant to Mr. Sook’s renewed employment agreement as of January 15, 2019, in the event of termination for reasons other than cause, if Mr. Sook resigns for good reason, or upon Mr. Sook’s termination by either Mr. Sook or the Company for any reason in connection with a consolidation, merger or comparable transaction involving the Company, he is eligible to receive a lump sum payment equal to the sum of (i) 200% of Mr. Sook’s then current base salary, plus (ii) 200% of Mr. Sook’s then current target bonus opportunity, plus (iii) $20,800.

“Cause” is defined in Mr. Sook’s employment agreement as any of the following activities by Mr. Sook: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the Board of Directors and which are consistent with the terms of terms of the employment agreement and position with the Company, which is not cured within thirty (30) days after written notice thereof from the Company; (iii) willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other willful breach of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Sook’s employment agreement as any of the following events: (i) a material reduction in Mr. Sook’s job duties, responsibilities, authority or position, (ii) a material breach by the Company of a material provision of the employment agreement, which has not been cured by the Company within thirty (30) days after written notice of noncompliance has been given by Mr. Sook to the Company; (iii) any reduction or decrease in Mr. Sook’s annual base salary or annual target bonus; (iv) any requirement that Mr. Sook report to someone other than the Board of Directors; or (v) any requirement that Mr. Sook relocate or maintain an office more than one hundred (100) miles from Dallas, Texas.

Perry Sook founded Nexstar and has been its Chairman, President and CEO since its inception in 1996. Mr. Sook’s employment agreement with Nexstar expired on January 15, 2019. When structuring the terms of Mr. Sook’s new contract, the Compensation Committee was extremely cognizant of new entrants into the media and broadcasting sectors and their aggressiveness in seeking out quality management. A priority objective of Compensation Committee and Board was retention of the founding executive which has led the company’s market leading shareholder returns compared to the universe of publicly traded companies. The renewal of the Sook employment agreement in an increasing competitive landscape required a competitive approach regarding contract terms and equity incentives. The Committee carefully considered the desire to align all non-salary compensation with shareholder return, and to motivate and retain our Chief Executive Officer. The Committee arrived at a contract that provided the required mix of retention (restricted stock awards), and motivation (performance-based stock awards and short-term incentive opportunities) to continue to drive the financial and operational results that are shareholders have become accustomed to.

The Compensation Committee also considered the following factors when determining compensation levels and terms under Mr. Sook’s new employment agreement, effective January 2019:

•The substantial shareholder value Mr. Sook has created as Chief Executive Officer of Nexstar:

o	Nexstar’s market cap increased from approximately $340 million at Nexstar’s IPO in 2003 to approximately $5.2 billion in April 2018 under Mr. Sook’s stewardship;

o	Nexstar’s stock price performance versus various broad market measures over a range of time periods is exemplary:

	Price Appreciation
				Russell
	NXST	S&P 500	NASDAQ	3000
3 year	145%	38%	59%	38%
5 year	189%	51%	54%	49%
10 year	15837%	255%	406%	262%

•	Mr. Sook’s demonstrated track record in distribution and acquisition negotiation and execution

•	Mr. Sook’s strong institutional knowledge and industry expertise as the Founder of Nexstar

•	Competitive pressures from new entrants in the market

Thomas E. Carter

Mr. Carter is employed as Chief Financial Officer and Executive Vice President under an employment agreement with us, which was amended on January 1, 2017. The term of the new agreement expires on December 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Carter’s base salary is $750,000 from January 1, 2017 to December 31, 2017, $775,000 from January 1, 2018 to December 31, 2018, $800,000 from January 1, 2019 to December 31, 2019, $825,000 from January 1, 2020 to December 31, 2020, and $850,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Carter is also eligible to receive a targeted annual bonus up to seventy-five percent (75%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion) based on the achievement of goals established by our Chief Executive Officer and/or the Board of Directors for such period. In the event of termination for reasons other than cause, if Mr. Carter resigns for good reason, or upon Mr. Carter’s termination by the Company or Mr. Carter for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Carter is eligible to receive his base salary for a period of one year, plus an additional $20,800.

“Cause” is defined in Mr. Carter’s employment agreement as any of the following activities by Mr. Carter: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform duties which are reasonably directed by the Chief Executive Officer or the Board of Directors and which are consistent with the terms of the employment agreement and position with the Company; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other material breach by Mr. Carter of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Carter’s employment agreement as any of the following events: (i) a material reduction in Mr. Carter’s duties or position; or (ii) a material breach by the Company of a material provisions of the employment agreement which adversely affects Mr. Carter and which has not been cured by the breaching entity within thirty (30) days after Mr. Carter gives written notice of noncompliance with the Company.

Timothy C. Busch

Mr. Busch is employed as President of Nexstar Broadcasting, Inc. under an employment agreement, which was amended on January 17, 2017. The term of the agreement expires on May 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary is $625,000 from January 17, 2017 through May 31, 2017, $650,000 from June 1, 2017 through May 31, 2018, $700,000 from June 1, 2018 through May 31, 2019, $725,000 from June 1, 2019 through May 31, 2020, and $750,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Busch will be entitled to receive an annual bonus, in an amount, if any, up to seventy-five percent (75%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed pursuant to the amended employment agreement, to be determined by our Chief Executive Officer based on, among other things, whether Mr. Busch has achieved the personal goals established by our Chief Executive Officer and/or the Board of Directors for such fiscal year. In the event of termination upon change of control or for reasons other than cause, if Mr. Busch resigns for good reason, or upon Mr. Busch’s termination by the Company or Mr. Busch for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Busch is eligible to receive his base salary for a period of one year, plus an additional $20,800. The definitions of “Cause” and “Good Reason” in Mr. Busch’s employment agreement are the same as set forth in Mr. Carter’s employment agreement.

Gregory Raifman

Mr. Raifman is employed as President of Nexstar Digital LLC under an employment agreement with Nexstar dated April 1, 2017. The term of the agreement expires on March 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Raifman’s base salary is $625,000 from April 1, 2017 to March 31, 2018, $650,000 from April 1, 2018 to March 31, 2019, $675,000 from April 1, 2019 to March 31, 2020, and $700,000 thereafter. After the end of each of our fiscal year during the term of this Agreement, Mr. Raifman will be entitled to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed by the Company pursuant to the agreement detailed above, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals and any specific non-financial goals for such fiscal year. In the event of termination upon a change of control or for reasons other than cause, if Mr. Raifman resigns for good reason, or upon Mr. Raifman’s termination by the Company or Mr. Raifman for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Raifman is eligible to receive his base salary for a period of one year, plus an additional $20,800.  The definitions of “Cause” and “Good Reason” in Mr. Raifman’s employment agreement are the same as set forth in Mr. Carter’s employment agreement.

Brian Jones

Mr. Jones is employed as Executive Vice President, Chief Operating Officer of Nexstar Broadcasting, Inc. under an employment agreement, which was amended on January 17, 2017 and further amended on July 27, 2017. The term of the agreement expires on December 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary is $500,000 from January 17, 2017 to July 31, 2017, $525,000 from August 1, 2017 to December 31, 2017, $540,000 from January 1, 2018 to December 31, 2018, $555,000 from January 1, 2019 to December 31, 2019, $570,000 from January 1, 2020 to December 31, 2020, and $585,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Jones will be entitled to receive an annual bonus, in an amount, if any, up to fifty percent (50%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed pursuant to the amended employment agreement, to be determined by our Chief Executive Officer or President, based on, among other things, whether Mr. Jones has achieved the personal goals established by our Chief Executive Officer, President and/or the Board of Directors for such fiscal year. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, or upon Mr. Jones’s termination by the Company or Mr. Jones for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Jones is eligible to receive his base salary for a period of one year, plus an additional $20,800.  The definitions of “Cause” and “Good Reason” in Mr. Jones’s employment agreement are the same as set forth in Mr. Carter’s employment agreement.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information that summarizes compensation for the years ended December 31, 2018, 2017, and 2016 for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Year	Salary ($)	Bonus ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	All Other Compensation(4) ($)	Total ($)
Perry A. Sook	2018	$1,500,000	$3,000,000	$10,068,856	$—	$18,220	$14,587,076
President, Chief Executive	2017	1,500,000	9,000,000	8,804,905	—	13,605	19,318,510
Officer and Director	2016	1,500,000	—	—	—	16,732	1,516,732
Thomas E. Carter	2018	774,579	1,160,000	3,356,285		17,959	5,308,823
Chief Financial Officer and	2017	747,115	2,562,500	2,915,823	—	14,624	6,240,062
Executive Vice President	2016	584,615	—	—	—	14,549	599,164
Timothy C. Busch	2018	678,077	700,000	3,356,285	—	10,946	4,745,308
President, Nexstar	2017	632,596	487,500	2,915,823	—	8,718	4,044,637
Broadcasting, Inc.	2016	450,769	750,000	—	—	8,878	1,209,647
Gregory R. Raifman(1)	2018	643,269	500,000	2,349,400	—	11,015	3,503,684
President, Nexstar	2017	456,731	468,750	3,361,004	—	7,951	4,294,436
Digital LLC	2016	—	—	—	—	—	—
Brian Jones	2018	540,212	270,000	996,419	—	17,901	1,824,532
Executive Vice President,	2017	507,231	230,000	1,457,912	—	14,627	2,209,770
Chief Operating Officer	2016	450,769	342,500	—	—	14,554	807,823

(1)	Gregory R. Raifman joined Nexstar in April 2017.
(2)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2018 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

(3)

In 2018, 50% of the stock awards to each of Messrs. Sook, Carter, Busch and Raifman are in the form of performance-based restricted stock units. The grant date fair value of performance-based restricted stock units assumes the achievement of highest level of performance conditions. There is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold. For details on performance-based vesting conditions, refer to “2018 Grants of Plan-Based Awards” table below. The remaining 50% of the 2018 stock awards to each of Messrs. Sook, Carter, Busch and Raifman are time-based restricted stock units, which vest in annual installments over a three-year period from the date of grant. All stock awards to Mr. Jones in 2018 are time-based restricted stock units, which vest in annual installments over a four-year period from the date of grant. The stock awards granted to all Named Executive Officers in 2017 are in the form of time-based restricted stock units.

(4)	All Other Compensation consists of the following items:

	Year	Automobile Allowance(a) ($)	Life Insurance Premiums(b) ($)	Company Contributions to 401(k) Plans ($)	Miscellaneous(c) ($)	Total ($)
Perry A. Sook	2018	$6,448	$3,604	$8,168	$—	$18,220
	2017	7,206	2,349	4,050	—	13,605
	2016	10,408	2,349	3,975	—	16,732
Thomas E. Carter	2018	9,000	2,416	6,543	—	17,959
	2017	9,000	1,574	4,050	—	14,624
	2016	9,000	1,574	3,975	—	14,549
Timothy C. Busch	2018	4,113	1,576	4,938	319	10,946
	2017	850	857	3,546	3,465	8,718
	2016	4,533	857	3,488	—	8,878
Gregory R. Raifman	2018	9,000	815	—	1,200	11,015
	2017	7,454	497	—	—	7,951
	2016	—	—	—	—	—
Brian Jones	2018	8,654	1,577	7,670	—	17,901
	2017	9,000	1,577	4,050	—	14,627
	2016	9,000	1,579	3,975	—	14,554

(a)	Represents either the automobile allowance paid to the individual or the value of their personal use of a Company-owned automobile.
(b)	Represents personal group life insurance premiums paid by the Company.
(c)	Includes moving costs and cellphone allowance of $3,784 and $1,200, respectively.

2018 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to each of our Named Executive Officers during the year ended December 31, 2018:

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (Performance-Based) (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units (Time-Based) (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Perry A. Sook	3/15/2018	75,000	75,000	$10,068,856
Thomas E. Carter	3/15/2018	25,000	25,000	3,356,285
Timothy C. Busch	3/15/2018	25,000	25,000	3,356,285
Gregory R. Raifman	3/15/2018	17,500	17,500	2,349,400
Brian Jones	3/15/2018	—	15,000	996,419

(1)

These stock awards are in the form of performance-based restricted stock units which vest in annual installments over a three-year period if certain performance metrics are achieved. An annual tranche of these awards may vest to Messrs. Sook and Carter if the two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA growth or net revenue exceeds the median growth rate of the compensation peer group (refer to “Defining the Market—Benchmarking” below for 2018 peer group companies). If neither metric equals or exceeds the median of the peer group, then the executive will forfeit that particular tranche of the initial grant.  An annual tranche of the award may vest to Mr. Busch if the growth rate of the Company’s broadcasting operations exceeds the peer group average as reported by a recognized independent reporting agency. If the metric does not equal or exceed the peer group average, then the executive will forfeit that particular tranche of the initial grant.  An annual tranche of the award may vest to Mr. Raifman if the net revenue or EBITDA of Nexstar Digital LLC equals or exceeds ninety percent of the operating unit’s budget as approved by the board. If neither metric equals or exceeds ninety percent of the budgeted amount, then the executive will forfeit that particular tranche of the initial grant. In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold.

(2)

These stock awards are in the form of time-based restricted stock units. The stock awards granted to Messrs. Sook, Carter, Busch and Raifman vest in annual installments over a three-year period from the date of grant and vest in full upon a Change in Control. The stock awards granted to Mr. Jones vest in annual installments over a four-year period from the date of grant and vest in full upon a Change in Control.

(3)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2018 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

2018 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information as of December 31, 2018 concerning outstanding equity awards held by our Named Executive Officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)
Perry A. Sook	1,000,000	—		$9.60	9/11/2022	—		$—
	150,000	50,000	(3)	47.11	1/14/2025	—		—
	—	—		—	—	300,000	(4)	23,592,000
Thomas E. Carter	85,000	—		3.95	1/21/2020	—		—
	75,000	—		46.03	1/15/2024	—		—
	—	—		—	—	87,500	(5)	6,881,000
Timothy C. Busch	10,000	—		5.85	12/10/2020	—		—
	40,000	—		46.03	1/15/2024	—		—
	—	—		—	—	87,500	(5)	6,881,000
Gregory R. Raifman	—	—		—	—	72,500	(6)	5,701,400
Brian Jones	35,000	—		0.82	6/12/2019	—		—
	40,000	—		46.03	1/15/2024	—		—
						33,750	(7)	2,654,100

(1)	Stock options expire ten years from the date of grant.
(2)	Market value is the closing market price of Nexstar’s common stock as of December 31, 2018 multiplied by the number of restricted stock units that have not vested.
(3)	50,000 stock options vested and became exercisable on January 14, 2019.
(4)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	25,000 restricted stock units vested on January 14, 2019.
•	50,000 restricted stock units vested on January 17, 2019. Also, 25,000 restricted stock units will vest on each of January 17, 2020 and 2021.
•	25,000 restricted stock units vested on March 1, 2019.
•	25,000 restricted stock units vested on March 15, 2019. Also, 25,000 restricted stock units will vest on each of March 15, 2020 and 2021.
•

25,000 restricted stock units vested on March 15, 2019. Also, 25,000 restricted stock units will vest on each of March 15, 2020 and 2021, if certain performance-based metric is achieved. This performance-based stock award was granted on March 15, 2018. For details on performance-based vesting conditions for Mr. Sook, refer to “2018 Grants of Plan-Based Awards” table above.

(5)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	12,500 restricted stock units vested on January 17, 2019. Also, 12,500 restricted stock units will vest on each of January 17, 2020 and 2021.
•	8,334 restricted stock units vested on March 15, 2019. Also, 8,333 restricted stock units will vest on each of March 15, 2020 and 2021.
•

8,334 restricted stock units vested on March 15, 2019. Also, 8,333 restricted stock units will vest on each of March 15, 2020 and 2021, if certain performance-based metric is achieved. This performance-based stock award was granted to each of Mr. Carter and Mr. Busch on March 15, 2018. For details on performance-based vesting conditions for Mr. Carter and Mr. Busch, refer to “2018 Grants of Plan-Based Awards” table above.

(6)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	12,500 restricted stock units vested on April 1, 2019. Also, 12,500 restricted stock units will vest on each of April 1, 2020 and 2021.
•	5,834 restricted stock units vested on March 15, 2019. Also, 5,833 restricted stock units will vest on each of March 15, 2020 and 2021.
•

5,834 restricted stock units vested on March 15, 2019. Also, 5,833 restricted stock units will vest on each of March 15, 2020 and 2021, if certain performance-based metric is achieved.  This performance-based stock award was granted on March 15, 2018. For details on performance-based vesting conditions for Mr. Raifman, refer to “2018 Grants of Plan-Based Awards” table above.

(7)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	6,250 restricted stock units vested on January 17, 2019. Also, 6,250 restricted stock units will vest on each of January 17, 2020 and 2021.
•	3,750 restricted stock units vested on March 15, 2019. Also, 3,750 restricted stock units will vest on each of March 15, 2020, 2021 and 2022.

2018 OPTION EXERCISES AND VESTED STOCK AWARDS

The following table sets forth information concerning option exercises and stock awards vested for each of our Named Executive Officers listed in the Summary Compensation Table during the year ended December 31, 2018:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)
Perry A. Sook	—	$—	100,000	$7,713,750
Thomas E. Carter	—	—	15,625	1,227,031
Timothy C. Busch	—	—	12,500	997,500
Gregory R. Raifman	—	—	12,500	831,250
Brian Jones	—	—	6,250	498,750

(1)

The “value realized on exercise” is calculated by determining the difference between the market price of the option award at exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)	The “value realized on vesting” is the market price of the restricted stock units at vesting multiplied by the number of shares acquired.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our Named Executive Officers has entered into an employment agreement with the Company (see “Employment Agreements” in this Proxy Statement). Included in each employment agreement are provisions regarding termination of employment, including a change in control of the Company. The circumstances that would result in the payment of severance compensation and other benefits under the employment agreements are identical for each of our Named Executive Officers.

As defined in the employment agreements, there are three different circumstances that would result in the payment of severance compensation, each as defined or referenced in the employment agreements (see also “Employment Agreements” in this Proxy Statement), as follows: (1) a termination by the Company or the executive for any reason upon consolidation, merger or comparable transaction involving the Company; (2) termination by the Company for reasons other than cause; and (3) resignation by the Named Executive Officer with good reason.

In the event of termination for any of the above reasons, as defined in the employment agreements, each Named Executive Officer is eligible to receive his base salary for a period of one year (except for Mr. Sook who would receive two years base salary plus two years target bonus). In addition, upon a termination without Cause or due to the Named Executive Officer’s death or disability at any time following a Change in Control of the Company, all then-outstanding equity-based awards will immediately become vested and exercisable (as applicable) as of the date of the Named Executive Officer’s termination to the extent the Named Executive Officer’s outstanding equity-based awards do not automatically accelerate upon a Change in Control.

The following table sets forth potential payments to our Named Executive Officers under their employment agreements and pursuant to their equity award agreements, for various circumstances involving the termination of employment of our Named Executive Officers or change in control of the Company, assuming a December 31, 2018 termination date.

	Death or Disability ($)	Termination for any Reason Upon a Change in Control, Termination Without Cause / With Good Reason ($)	Termination With Cause / Without Good Reason ($)	Upon a Change in Control
Perry A. Sook
Cash	$—	$6,000,000	$—	$—
Stock options(1)	—	3,932,000	—	3,932,000
Restricted stock units(1)(2)	—	23,592,000	—	23,592,000
Thomas E. Carter
Cash	—	795,800	—	—
Restricted stock units(1)(2)	—	6,881,000	—	6,881,000
Timothy C. Busch
Cash	—	720,800	—	—
Restricted stock units(1)(2)	—	6,881,000	—	6,881,000
Gregory R. Raifman
Cash	—	670,800	—	—
Restricted stock units(1)(2)	—	5,701,400	—	5,701,400
Brian Jones
Cash	—	560,800	—	—
Restricted stock units(1)(2)	—	2,654,100	—	2,654,100

(1)	The value of accelerated equity vesting is based on the closing market price of $78.64 per share as of December 31, 2018.
(2)	Includes the total value with respect to the acceleration of unvested time-based and unvested performance-based restricted stock units.

On January 15, 2019, we extended our Chief Executive Officer’s employment with Nexstar until February 28, 2023, with automatic renewal provisions for successive one-year periods. Pursuant to the extension, the potential payments and benefits that Mr. Sook may receive upon certain terminations of employment for a termination occurring following January 15, 2019 are different than those reflected in the table above.  For additional information, refer to “Employment Agreements” section above.

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our President and Chief Executive Officer for 2018:

•

The total annual compensation of the median employee identified at our Company, other than our President and Chief Executive Officer, was $48,290, using the definition of total annual compensation in accordance with Item 402(c)(2)(viii) under the Securities Act of 1933.

•

As indicated in the Summary Compensation Table above, our President and Chief Executive Officer’s annual total compensation was $14,587,076, using the same definition of total annual compensation we used to calculate the median employee’s total annual compensation.

•	The ratio of the annual total compensation of our president and President and Chief Executive Officer to the total annual compensation of our median employee was 302 to 1.

We determined that we would use the same median employee identified last year because there has been no significant change in our employee population or our employee compensation arrangements, and there have been no significant changes in the median employee’s circumstances, that we reasonably believe would result in a significant change in our pay ratio disclosure.

Last year, in order to identify the median employee:

•	We selected October 20, 2017 as the date on which to determine our median employee, which is a date within the last three months of 2017.
•	We included all 9,197 of our full-time, part-time and temporary workers employed on October 20, 2017 to determine our employee population, all located in the United States.
•

We identified the median employee on the basis of our employee population’s base salary and base wages, as compiled from our payroll records. No adjustments were applied for purposes of determining the median employee, such as employees who were only employed for only part of the year or on unpaid leave of absence at some point during the year. We selected base salary and base wages as base pay represents the principal form of compensation delivered to all of our employees and this information is readily available. We believe these pay components reasonably reflect the annual compensation of our employees.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

The financial statements of Nexstar Media Group, Inc. (the “Company”) are prepared by management, which is responsible for their objectivity and integrity and their preparation in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited financial statements and management’s assessment of the effectiveness of internal controls of the Company for the year ended December 31, 2018.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm who audited the Company’s December 31, 2017 financial statements, the matters required to be discussed in Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, “Communication with Audit Committees.” Additionally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the provision of non-audit services to the Company by PwC is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of internal controls be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lisbeth McNabb, Chair
Geoff Armstrong
Dennis J. FitzSimons

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

In addition to having retained PwC to audit the financial statements of Nexstar for the years ended December 31, 2018 and 2017 and review the financial statements included in Nexstar’s Quarterly Reports on Form 10‑Q during such years, Nexstar retained PwC to provide advice on tax compliance matters. A representative of PWC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders. PWC has served as the Company’s independent registered public accounting firm since 1997. The aggregate fees, including expenses, billed for professional services incurred by Nexstar and rendered by PwC in the years ended December 31, 2018 and 2017 for these various services were:

Type of Fees	2018	2017
Audit Fees(1)	$2,102,000	$2,552,000
Audit Related Fees(2)	4,450	4,450
Tax Fees(3)	972,579	2,070,000
All Other Fees(4)	235,000	—
Total	$3,314,029	$4,626,450

(1)

“Audit Fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, including registration statements.

(2)	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	“Tax Fees” are fees billed for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees billed for any professional services not included in the first three categories.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee pre-approves all services relating to PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In October 2017, our Board of Directors adopted a new related party transactions policy. The Board of Directors is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving us or our subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of our ordinary shares, and their immediate family members. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

All employees sign a conflict of interest statement annually, and we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings as appropriate.

Under the NASDAQ Listing Standards, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Ms. McNabb. All of the committees of the Board of Directors are comprised solely of independent directors.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Annual Report to Stockholders

Nexstar’s Annual Report to Stockholders for the year ended December 31, 2018, including Nexstar’s financial statements, management’s assessment of the effectiveness of internal controls and PricewaterhouseCoopers LLP’s report on the financial statements is being mailed with this Proxy Statement to each of Nexstar’s stockholders of record as of April 22, 2019. Exhibits will be provided at no charge to any stockholder upon written request to Nexstar Media Group, Inc., attention: Tom Carter, Chief Financial Officer.

Stockholder Proposals for the 2020 Annual Meeting

Proposals of stockholders intended to be presented at the 2020 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on January 4, 2020 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062.

In addition, our By-laws require that we be given advance notice of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8), including stockholder nominations for the election to the Board of Directors. Such proposals and nominations for the 2020 Annual Meeting, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to our executive offices, and received not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s Annual Meeting. In the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice to be timely must be so delivered not earlier than the 120th day prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting and the 10th day following the day on which the public announcement of the meeting date is made. Our By-laws require that such notice contain certain additional information. Copies of the By-laws can be obtained without charge by writing our Corporate Secretary at the address shown on the cover of this Proxy Statement.

Cost of Proxy Solicitation and Annual Meeting

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Common Stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062, Attention: Tom Carter, Chief Financial Officer, (972) 373-8800. If any stockholder wants to receive separate copies of the Annual Report and Proxy Statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and telephone number.

Stockholder Communications

The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the full Board of Directors.

By Order of the Board of Directors,

/s/Elizabeth Ryder

Elizabeth Ryder
Secretary

April 26, 2019

Annex A

NEXSTAR BROADCASTING GROUP, INC.

2019 LONG-TERM EQUITY INCENTIVE PLAN

1.Purpose.

This plan shall be known as the Nexstar Broadcasting Group, Inc. 2019 Long-Term Equity Incentive Plan (the “Plan”).  The purpose of the Plan shall be to promote the long-term growth and profitability of Nexstar Broadcasting Group, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, employees and consultants who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the long-term success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility.  Grants of incentive stock options or non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, restricted stock units, performance awards, or any combination of the foregoing may be made under the Plan. Awards granted under the Prior Plans prior to the Amendment Date will remain subject to the terms of the Prior Plans and the Award Agreement pursuant to which such Awards were granted.

2.Definitions.

(a) “Award” means any incentive stock options or non-qualified stock options, SARs, either alone or in tandem with options, restricted stock, restricted stock units, performance awards, or any combination of the foregoing granted to a Participant under the Plan.

(b) “Award Agreement” means any written or electronic agreement, contract, notification or other instrument or document evidencing any Award granted by the Committee under the Plan.

(c) “Board of Directors” and “Board” mean the board of directors of the Company.

(d) “Cause” means the occurrence of one or more of the following events:

(i) the conviction of a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company;

(ii)substantial repeated failure to perform material duties properly assigned, as determined by the Company, which are consistent with the Participant’s employment agreement, which are not cured within thirty (30) days after written notice thereof to Participant;

(iii)willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or

(iv)any other material breach of a material provision of any written agreement with the Company or any of its subsidiaries or affiliates which is not cured within thirty (30) days after written notice thereof.

For purposes of the Plan, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by a Participant in bad faith and without a reasonable belief that such act, or failure to act, was in the Company’s best interest.

A-1

(e)“Change in Control” means the occurrence of one of the following events:

(i)if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)the stockholders of the Company approve and subsequently consummate a merger or consolidation of the Company or a Subsidiary with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or the entity surviving any merger with the Company) or a direct or indirect parent corporation of the Company (or the entity surviving any merger with the Company)) outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv)the stockholders of the Company approve and effectuate a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, with respect to any Awards granted hereunder that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a transaction or series of related transactions shall not constitute a Change in Control hereunder unless it or they also constitute a “change in control” within the meaning of Section 409A of the Code.

(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and successor provisions and regulations thereto.

(g)“Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board, as further described in Section 3.

(h)“Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(i)“Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries.

(j)“Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.  Notwithstanding the foregoing, a Participant’s incapacity shall not constitute a Disability hereunder unless it also constitutes a “disability” within the meaning of Section 409A of the Code.

(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.

(l)“Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sales price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(m)“Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(n)“Good Reason” shall have the meaning set forth in any Participant’s employment agreement between the Participant and the Company or any of its subsidiaries, or in the case of a Participant who does not have an employment agreement that defines Good Reason, means the occurrence of one or more of the following events, in each case, without the Participant’s written consent:

(i)a material reduction in the job duties, responsibilities, authority or position of the Participant;

(ii)a material breach by the Company of any material provision of a written agreement between the Company and a Participant;

(iii)any reduction or decrease in a Participant’s base salary or annual target bonus opportunity (if applicable); or

(iv)any requirement that a Participant relocate or maintain an officer more than thirty (30) miles from such Participant’s principal place of employment.

Notwithstanding the foregoing, the occurrence of an event constituting Good Reason will cease to be an event constituting Good Reason upon any of the following: (A) the Participant’s failure to provide written notice to the Company within sixty (60) days of the first occurrence of such event; (B) substantial correction of such occurrence by the Company within thirty (30) days following receipt of the Participant’s notice described in (A); or (C) the Participant’s failure to actually terminate employment within the thirty (30)-day period following the expiration of the Company’s thirty (30)-day cure period.

(o)“Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(p)“Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(q)“Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

(r)“Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(s) “Performance Goals” means one or more goals established by the Committee as a contingency for an award to vest and become exercisable or distributable.

(t)“Prior Plans” means, collectively, the Nexstar Broadcasting Group, Inc. 2015 Long-Term Equity Incentive Plan and the Nexstar Broadcasting Group, Inc. 2012 Long-Term Equity Incentive Plan.

(u) “Restricted Stock Unit” means an award granted pursuant to Section 8 that is a unit of measurement equivalent to one Share but with none of the attendant rights of a holder of a Share unless and until a Share is ultimately distributed in payment of the obligation (other than the potential right to receive dividend equivalent amounts in accordance with Section 8).

(v)“Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(w)“Shares” has the meaning set forth in Section 4.

(x)“Stockholder Approval Date” means the date on which this Plan is approved by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements Section 422 of the Code and applicable requirements under the rules of NASDAQ or any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of an inter-dealer quotation system.

(y)“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.Administration.

The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein.  Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States, (vii) impose a “blackout” period in accordance with the Company’s insider trading policy during which options and SARs may not be exercised, and (viii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.  In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Participant in a manner consistent with the treatment of any other Participants. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a Non-Employee Director, unless administration of the Plan by Non-Employee Directors is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan and (ii) an “independent director” under the rules of any national securities exchange or national securities exchange on which the Common Stock is then traded, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.  Notwithstanding the foregoing, for purposes of any Award granted under the Prior Plans that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, each member of the Committee shall also be an “outside director” within the meaning of Section 162(m) of the Code for purposes of certifying the extent to which any applicable performance-based vesting conditions are achieved.  Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties.  If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination will be valid despite such failure to qualify.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.  No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

Notwithstanding anything to the contrary within the Plan or any Award Agreement granted hereunder, the Committee may accelerate the vesting of any Award in accordance with any of the provisions set forth in this Plan upon the occurrence of a specific event, such as a termination of a grantee’s employment or service or a Change in Control or other corporate transaction.

The expenses of the Plan shall be borne by the Company.  The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

4.Shares Available for the Plan.

Subject to adjustments as provided in Section 15, a maximum number of 3,100,000 shares of Class A Common Stock of the Company (the “Shares”) may be issued pursuant to the Plan (the “Share Reserve”).  Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

If any grant under the Plan, or, Shares subject to any award granted under the Prior Plans on or after January 1, 2019, expires or terminates unexercised, becomes unexercisable, or is forfeited as to any Shares, then such unpurchased, or forfeited Shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan or, on or after January 1, 2019 granted under the Prior Plans, related SARs are exercised.  If any grant under the Plan is forfeited or cash-settled for any reason, the number of such forfeited or cash-settled Shares will again be available for grant under the Plan.  Notwithstanding anything to the contrary contained herein, the following Shares will not be added to the Share Reserve: (i) Shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the Plan or granted on or after January 1, 2019 under the Prior Plans, (ii) Shares tendered by the participant or withheld by the Company to satisfy any tax withholding obligations with respect to any grant under the Plan or granted on or after January 1, 2019 under the Prior Plans, (iii) Shares subject to a SAR under the Plan or granted on or after January 1, 2019 under the Prior Plans, that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the Plan or granted on or after January 1, 2019 under the Prior Plans.

5.Participation.

Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States).  Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the employ or service as a director or officer of, or in the performance of services for, the Company or shall interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, SARs alone or in tandem with options, restricted stock awards, performance awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be).  Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.  A grant of any type made hereunder in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type to such Participant in that year or subsequent years.

Notwithstanding anything to the contrary in this Section 5, participants under the Plan will be subject to the following individual participant limitations (or two times such applicable amount limitations with respect to the year in which the participant commences employment):

(a)During any fiscal year, the maximum number of Shares subject to any award of options, SARs, Restricted Stock Units or restricted stock awards (in the latter two cases, for which the grant of such award or the lapse of the relevant restricted period is subject to the attainment of Performance Goals), that may be granted under the Plan, on a per award type basis, to any participant, will be 500,000 Shares (each of which will be subject to any further increase or decrease pursuant to Section 15).

(b)During any twelve month period, the maximum number of Shares subject to any performance awards under Section 9 that may be earned by any participant under the Plan will be 500,000 Shares (which will be subject to any further increase or decrease pursuant to Section 15).

(c)During any twelve month period, the maximum value of a cash payment earned with respect to a performance award granted under Section 9, per award type, will be $15,000,000.

(d)The individual participant limitations set forth in this Section 5 (other than Section 5(c) above) will be cumulative such that if the shares that have been awarded do not meet the maximum amount described above, the difference between the awarded shares and the maximum amount will carry over to the following twelve month period or fiscal year, as applicable.

(e)Notwithstanding anything to the contrary, the maximum grant date fair value of any award granted to any Non-Employee Director during any calendar year will not exceed $500,000, such limit which, for the avoidance of doubt, applies to awards granted under the Plan only and does not include Shares granted in lieu of all or any portion of such Non-Employee Director’s cash retainer fees.

6.Incentive Stock Options, Non-qualified Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto).    Notwithstanding anything to the contrary herein, the Committee may issue up to 3,100,000 Incentive Stock Options under the Plan.  The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent.  If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options.

(a)Price.  The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, and may not be less than 100% of the Fair Market Value of a Share as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a Share as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b)Payment.  Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired.  An option shall not be considered to be exercised until payment of the exercise price and all applicable taxes required to be withheld in connection with such exercise.  Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by the Company withholding from issuance a number of Shares issuable upon exercise of the options which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of Share(s) (and not fractional Shares) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such Shares tendered in payment of the exercise price (and that such tendered Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) the Shares must be delivered to the Company.  Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such Shares tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, of such Shares from a brokerage account of the grantee to a brokerage account specified by the Company.  When payment of the exercise price is made by delivery of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares tendered in payment (plus any applicable taxes) shall be paid in cash by the grantee.  No grantee may tender Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (iv) above, (A) only a whole number of Share(s) (and not fractional Shares) may be withheld in payment and (B) such grantee must present evidence acceptable to the Company that he or she has owned a number of Shares at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise.  When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash by the grantee.

Notwithstanding anything to the contrary contained in the Plan, the Company is authorized to automatically, and without any action on the part of the grantee, withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a grantee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving any Award.

(c)Terms of Options.  No option or SAR shall be exercisable after the expiration of ten years from the date on which such option or SAR was granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable after the expiration of five years from the date it is granted.  All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated in the option by the Committee.  The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments.  The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee.  Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d)Termination; Forfeiture.

(i)Death or Disability.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, all of the participant’s options and SARs shall not expire or terminate until the expiration date of the options or SARs.  Notwithstanding the foregoing, (1) if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code; and (2) if the Disability giving rise to the termination of the employment is in the meaning of Section 22(e)(3) of the Code, or any successor thereto, Incentive Stock Options not exercised by such participant within one year after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as non-qualified Stock Options under the Plan if required to be so treated under the Code.

(ii)Retirement.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee.

(iii)Discharge for Cause.  If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv)Other Termination.  Unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(e)Change in Control.  Unless otherwise specified in an Award Agreement, if there is a Change in Control of the Company and a participant terminated for Good Reason or is terminated without Cause, or upon death or Disability, in each case, from being a director, officer or employee of, or from performing other services for, the Company or a subsidiary following such Change in Control, all of the participant’s options and SARs shall become fully vested and exercisable upon such termination and shall remain so for up to 90 days after the date of termination, but in no event after the expiration date of the options or SARs.

7.Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option).  SARs shall be subject to such terms and conditions as the Committee may specify.  Unless otherwise specified by the Committee, Section 6(e) shall apply to SARs.  The exercise price of an SAR may not be less than 100% of the Fair Market Value of a Share as of the date of the grant of the SAR.

No SAR may be exercised unless the Fair Market Value of a Share on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond.  Prior to the exercise of the SAR and delivery of any Shares represented thereby, the participant shall have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable.  The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

Upon the exercise of an SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a Share the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of Shares as to which the SAR is exercised.  The Committee shall decide whether such distribution shall be in cash or in Shares having a Fair Market Value equal to such amount, or in a combination thereof.

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the Fair Market Value of a Share on that date exceeds the exercise price of the SAR or any related option, as applicable.  An SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable.

8.Restricted Stock and Restricted Stock Units.

The Committee may at any time and from time to time grant Shares of restricted stock or Restricted Stock Units under the Plan to such participants and in such amounts as it determines.  Each grant of restricted stock or Restricted Stock Units shall specify the applicable restrictions on such award, the duration of such restrictions (which, in the case of vesting conditions, shall be at least one (1) year), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

To the extent required by applicable law, the participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares.  Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor.  Except as otherwise provided by the Committee, during such period of restriction the participant shall have no rights of a holder of Common Stock, including but not limited to any rights to receive dividends or to vote, provided, however, that notwithstanding anything to the contrary contained herein, any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock and shall be delivered to the participant, if at all, solely upon and to the extent such restrictions are satisfied.

At the discretion of the Committee, each Restricted Stock Unit may be credited with cash and stock dividends paid by the Company in respect of one Share (“dividend equivalents”).  Except as otherwise provided in the Award Agreement evidencing the Restricted Stock Unit grant, (A) dividend equivalents shall be withheld by the Company for the participant’s account, and interest may be credited on the amount of cash dividend equivalents withheld at a rate and subject to such terms as determined by the Committee, and (B) dividend equivalents credited to a participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividend equivalents and earnings, if applicable, to the participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the participant shall have no right to such dividend equivalents. Upon vesting of any outstanding Restricted Stock Units (or such later time specified by the Committee), the Company shall deliver to the participant, or his or her beneficiary, without charge, one Share for each such outstanding Restricted Stock Unit  and cash equal to any dividend equivalents credited with respect to each such Restricted Stock Unit in accordance with this Section 8 and the interest thereon or, at the discretion of the Committee, Shares having a Fair Market Value equal to such dividend equivalents and the interest thereon, if any; provided, however, that, the Committee may, in its sole discretion, explicitly provide in the applicable Award Agreement for payment in cash or part cash and part Shares for vested Restricted Stock Units.  If a cash payment is made in respect of a vested Restricted Stock Unit, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Stock Unit vested.  Notwithstanding anything to the contrary contained herein, in the event dividend equivalents are granted on an award of Restricted Stock Units, any such dividend equivalent shall be delivered to the participant, if at all, solely upon and to the extent any vesting conditions applicable to the Restricted Stock Units to which such dividend equivalents relate are satisfied.

Unless otherwise specified in an Award Agreement, if there is a Change in Control of the Company and a participant is terminated without Cause or upon death or Disability from being a director, officer or employee of, or from performing other services for, the Company or a subsidiary following such Change in Control, all of the participant’s awards of restricted stock or Restricted Stock Units shall become fully vested upon such termination.

9.Performance Awards.

(a)Grant of Performance Awards.  Performance awards may be granted to participants at any time and from time to time as determined by the Committee.  Subject to the provisions of this Section 9, the Committee shall have complete discretion in determining the size and composition of performance awards granted to a participant and the appropriate period over which performance is to be measured (a “performance cycle”).  Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock.

The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance objective, as described below, factor (e.g., return on equity) selected by the Committee.

Except as otherwise set forth in an Award Agreement, a participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement, or Disability prior to the end of the performance cycle, the participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.  Notwithstanding anything to the contrary contained herein, in the event dividend equivalents are granted on an award of performance Shares, any such dividend equivalent shall be delivered to the participant, if at all, solely upon and to the extent any vesting conditions applicable to the performance Shares to which such dividend equivalents relate are satisfied.

Unless otherwise specified in an Award Agreement, in the event of a Change in Control, a participant shall earn, at most no less than the portion of the performance award that the participant would have earned if the applicable performance cycle(s) had terminated as of the date of the Change in Control.

(b)Performance Goals.

(i)Establishment.  The Performance Goals with respect to a performance cycle shall be established in writing by the Committee.  Each agreement with a participant shall specify the number of performance awards to which it relates, the Performance Goals which must be satisfied in order for the awards to vest and the performance cycle within which such performance objectives must be satisfied.

(ii)Effect of Certain Events.  At the time of the granting of a performance award, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or non-recurring events.

(c)Vesting and Forfeiture.  Subject to Section 9(b)(ii), a participant shall become vested with respect to the performance awards to the extent that the Performance Goals set forth in the agreement are satisfied for the performance cycle.

(d)Payment of Awards.  Subject to Section 9(b)(ii), payment to participants in respect of vested performance awards shall be made as soon as practicable after the last day of the performance cycle to which such award relates but in no event after the fifteenth day of the third month following the end of the taxable year of the Company in which the applicable Performance Goal is obtained.  Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment.

(e)Non-transferability.  Until any restrictions upon the performance awards awarded to a participant shall have lapsed, such awards shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the participant.  The Committee may also impose such other restrictions and conditions on the awards, if any, as it deems appropriate.

10.Taxes.

(a)Participant Election.  Unless otherwise determined by the Committee, a participant may elect to deliver Shares (or have the Company withhold Shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, or the settlement of Restricted Stock Units, as the case may be.  Such election must be made on or before the date the amount of tax to be withheld is determined.  Once made, the election shall be irrevocable.  The fair market value of the Shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.  In the event a participant elects to deliver or have the Company withhold Shares pursuant to this Section 10(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b)Company Requirement.  The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the participant make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares.  The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

11.Written Agreement; Vesting.

Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee.  Notwithstanding anything to the contrary in this Plan, each agreement will require that an award be subject to a minimum vesting period of at least one (1) year commencing from the date of grant or, for any Participant who is a “non-employee director” (within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act), if earlier, the next annual meeting of the Board; provided, that (a) up to five percent (5%) of the maximum number of Shares available for issuance to any Participant may be granted pursuant to the Plan without being subject to the foregoing restrictions, and (b) any dividends or dividend equivalents issued in connection with any Award granted at any time under the Plan shall not be subject to or counted for either such restrictions or such five percent (5%) share issuance limit. The foregoing five percent (5%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 15 and the share usage rules of Section 4.

12.Transferability.

Unless the Committee determines otherwise, no option, SAR, performance award, or restricted stock or Restricted Stock Unit granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or, with respect to such grants other than grants of Incentive Stock Options, to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code.  Unless the Committee determines otherwise, an option or SAR may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option or SAR by gift or qualified domestic relations order; by his or her executor or administrator the executor or administrator of the estate of any of the foregoing or any person to whom the option is transferred by will or the laws of descent and distribution; or by his or her guardian or legal representative or the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder.  All provisions of this Plan shall in any event continue to apply to any option, SAR, performance award, or restricted stock, Restricted Stock Unit granted under the Plan and transferred as permitted by this Section 12, and any transferee of any such option, SAR, performance award, or restricted stock, or Restricted Stock Unit shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

13.Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award, or restricted stock or Restricted Stock Unit grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award or Restricted Stock Unit may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

14.Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

15.Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, extraordinary cash dividend, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs.  Any such adjustment shall be final, conclusive and binding for all purposes of the Plan.  In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding options, SARs, performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash) equal to the intrinsic value of such award.

Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(e), the Committee may, in its discretion, (i) cancel any or all outstanding options or SARs under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options or SARs had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option or SAR holders pursuant to such transaction if their options or SARs had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind.  Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion. Determinations made by the Committee under this Section 15 need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.

16.Amendment and Termination of the Plan.

The Board or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including the provisions of Section 422 of the Code or any successor thereto, or by any listing requirement of any exchange on which the Common Stock is then listed.

17.Amendment or Substitution of Awards under the Plan.

The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares); provided that, except as otherwise provided in Sections 13 and 15, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent.  Notwithstanding the foregoing, an outstanding SAR or option may not be modified to reduce the exercise price thereof, a new SAR or option may not, at a lower price, be substituted for a surrendered SAR or option and an outstanding SAR or option for which the exercise price is higher than the Fair Market Value of such award may not be cancelled for cash or another award (other than adjustments or substitutions in accordance with Section 15), each unless such action is approved by the stockholders of the Company.

18.Commencement Date; Termination Date.

The Plan was adopted by the Board on April 25, 2019 and shall become effective on the Stockholder Approval Date, provided that the Stockholder Approval Date occurs within 12 months of its adoption by the Board.  The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Stockholder Approval Date.  Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Plan.

19.Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

20.Clawback.

Notwithstanding any other provisions in this Plan, any award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

21.Section 409A.

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith.  Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless any applicable laws require otherwise.  Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the participant’s separation of service (within the meaning of Section 409A) shall instead be paid on the first payroll date after the six-month period following the participant’s separation from service (or the participant’s death, if earlier).  Notwithstanding anything to the contrary contained herein, the Board may (but shall not be required to) amend the Plan and/or any award without obtaining the consent of any participant to the extent necessary (as determined by the Committee in its sole discretion) to meet the requirements of Section 409A of the Code and the guidance issued thereunder such that the additional taxes and penalties set forth in Section 409A(a)(i)(B) of the Code will not apply to transactions contemplated by the Plan or any participant’s Award Agreement with respect to an award or shares underlying such award.  The Company and its Subsidiaries and their respective employees, officers and directors shall have no liability whatsoever for or in respect of any decision to take action to attempt to so comply with Code Section 409A, any omission to take such action or for the failure of any such action taken by the Company to so comply.

22.Governing Law.

Except to the extent that provisions of the Plan are governed by applicable provisions of the Code or other substantive provisions of federal law, the Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the following nominees as Class I members of the Board of Directors (except as marked below), for a term of three years. Dennis J. FitzSimons C. Thomas McMillen Lisbeth McNabb 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. 3. Approval, by an advisory vote, of executive compensation. 4. To approve the 2019 Long-Term Equity Incentive Plan. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2), (3) AND (4). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Please detach along perforated line and mail in the envelope provided. 20330330000000000000 0 060519 ANNUAL MEETING OF STOCKHOLDERS OF June 5, 2019 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/13194/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

1 14475 COMMENTS: NEXSTAR MEDIA GROUP, INC. 545 E. John Carpenter Freeway, Suite 700 Irving, TX 75062 2019 Annual Meeting of Stockholders This Proxy is solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Perry A. Sook, Elizabeth Ryder and Thomas E. Carter, and each of them, each with the power to appoint his or her substitute, as proxy or proxies to represent and to vote, as designated on the reverse side, all shares of common stock of Nexstar Media Group, Inc. (the “Company”) which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Daylight Time, on Wednesday, June 5, 2019, or at any adjournment(s) or postponement(s) thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS AS DISCLOSED IN THE PROXY STATEMENT. (Continued and to be signed on the reverse side) 1.1